UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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The Toro Company

(Name of registrant as specified in its charter)

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NOTICE OF 2018

ANNUAL MEETING AND

PROXY STATEMENT

FOR MARCH 20, 2018

i

NOTE ABOUT FORWARD LOOKING STATEMENTS

Certain statements in this proxy statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by those sections. Forward-looking statements are based on our current expectations of future events, and are generally identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” “potential,” “pro forma,” or the negative thereof and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. The most significant factors known to us that could materially adversely affect our business, reputation, operations, industry, financial position, or future financial performance are described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on December 22, 2017, in Part I, Item 1A, “Risk Factors.” You should not place undue reliance on any forward-looking statement, which speaks only as of the date made, and should recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described in our Annual Report on Form 10-K, including in Part I, Item 1A, “Risk Factors,” as well as others that we may consider immaterial or do not anticipate at this time. The risks and uncertainties described in our Annual Report on Form 10-K are not exclusive and further information concerning our company and our businesses, including factors that potentially could materially affect our operating results or financial condition, may emerge from time to time. We make no commitment to revise or update any forward-looking statements in order to reflect actual results, events or circumstances occurring or existing after the date any forward-looking statement is made or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we file with or furnish to the SEC.

ii

The Toro Company 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196 Telephone 952-888-8801

February 6, 2018

Dear Fellow Shareholders:

It is my pleasure to invite you to join us for The Toro Company 2018 Annual Meeting of Shareholders to be held on Tuesday, March 20, 2018, at 1:30 p.m., Central Daylight Time, at our corporate offices. A live, listen-only audio webcast of the meeting will be available at www.thetorocompany.com if you are unable to attend in person. Details about the annual meeting, nominees for election to the Board of Directors and other matters to be acted on at the annual meeting are presented in the notice and proxy statement that follow.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Accordingly, please exercise your right to vote by following the instructions for voting contained in the Notice Regarding the Availability of Proxy Materials, or the paper or electronic copy of our proxy materials you received for the meeting.

On behalf of your Toro Board of Directors and Management, thank you for your continued interest in and support for our Company.

Sincerely,

RICHARD M. OLSON
Chairman of the Board, President and CEO

You can help us make a difference by eliminating paper proxy mailings. With your consent, we will provide all future proxy materials electronically. Instructions for consenting to electronic delivery can be found on your proxy card or at

www.proxyvote.com. Your consent to receive shareholder materials electronically will remain in effect until canceled.

iii

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, March 20, 2018

Time:	1:30 p.m., Central Daylight Time

Location:	8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196

Or

Webcast:	www.thetorocompany.com

Agenda:	1.	To elect as directors the four nominees named in the attached proxy statement, each to serve for a term of three years ending at the 2021 Annual Meeting of Shareholders;

	2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2018;

	3.	To approve, on an advisory basis, our executive compensation; and

	4.	To transact any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

We currently are not aware of any other business to be brought before the annual meeting. Shareholders of record at the close of business on January 22, 2018, the record date, will be entitled to vote at the annual meeting or at any adjournment or postponement of the annual meeting. A shareholder list will be available at our corporate offices beginning March 9, 2018, during our normal business hours for examination by any shareholder registered on our stock ledger as of the record date for any purpose germane to the annual meeting.

Your vote is important. A majority of the outstanding shares of our common stock must be represented either in person or by proxy to constitute a quorum for the conduct of business. Please promptly vote your shares by following the instructions for voting contained in the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet, telephone or mobile device voting as described on your proxy card.

February 6, 2018

BY ORDER OF THE BOARD OF DIRECTORS

TIMOTHY P. DORDELL Vice President, Secretary and General Counsel

v

THE TORO COMPANY

8111 Lyndale Avenue South

Bloomington, Minnesota 55420-1196

PROXY STATEMENT

2018 ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, MARCH 20, 2018

1:30 p.m. Central Daylight Time

The Toro Company Board of Directors is using this proxy statement to solicit your proxy for use at The Toro Company 2018 Annual Meeting of Shareholders to be held at 1:30 p.m., Central Daylight Time, on Tuesday, March 20, 2018. We intend to send a Notice Regarding the Availability of Proxy Materials for the annual meeting and make proxy materials available to shareholders (or for certain shareholders and for those who request, a paper copy of this proxy statement and the form of proxy) on or about February 6, 2018. Please note that references in this proxy statement to “Toro,” our “Company,” “we,” “us,” “our” and similar terms refer to The Toro Company.

GENERAL INFORMATION ABOUT THE 2018 ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Tuesday, March 20, 2018.

This proxy statement and our 2017 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2017, are available at www.thetorocompany.com/proxy.

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to some of our shareholders. Shareholders have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials (www.proxyvote.com) or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice Regarding the Availability of Proxy Materials. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

When and Where Will the Annual Meeting Be Held?

The annual meeting will be held on Tuesday, March 20, 2018, at 1:30 p.m., Central Daylight Time, at our corporate offices located at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196.

What Are the Purposes of the Annual Meeting?

The purposes of the 2018 Annual Meeting of Shareholders are to vote on the following items described in this proxy statement:

Proposal One	Election of Directors
Proposal Two	Ratification of Selection of Independent Registered Public Accounting Firm
Proposal Three	Advisory Approval of our Executive Compensation

Are There Any Matters To Be Voted On at the Annual Meeting that Are Not Included in this Proxy Statement?

We currently are not aware of any business to be acted upon at the annual meeting other than as described in this proxy statement. If, however, other matters are properly brought before the annual meeting, or any adjournment or postponement of the annual meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.

Who Is Entitled to Vote and How Many Shares Must Be Present to Hold the Annual Meeting?

Shareholders of record at the close of business on January 22, 2018, the record date, will be entitled to vote at the annual meeting or any adjournment or postponement of the annual meeting. As of January 22, 2018, there were 107,193,878 outstanding shares of our common stock. Each share of our common stock is entitled to one vote on each matter to be voted on at the annual meeting. Shares of our common stock that are held by us in our treasury are not counted as outstanding shares and will not be voted.

The presence, in person or represented by proxy, at the annual meeting of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. Your shares will be counted toward the quorum if you submit a proxy or vote at the annual meeting. Shares represented by proxies marked “abstain” and “broker non-votes” also are counted in determining whether a quorum is present.

How Do I Vote My Shares?

If your shares are registered in your name, you may vote your shares in person at the annual meeting or by one of the four following methods:

Vote by Internet	Go to www.proxyvote.com and follow the instructions for Internet voting shown on your Notice Regarding the Availability of Proxy Materials or proxy card.
Vote by Telephone	Call 800-690-6903 and follow the instructions for telephone voting shown on your proxy card.
Vote by Mail	Complete, sign, date and mail your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet, telephone or mobile device, please do not mail your proxy card.
Vote by Mobile Device	Scan the QR code on your Notice Regarding the Availability of Proxy Materials or proxy card and follow the links.

If you hold shares as a participant in certain Toro employee benefit plans, you may vote your shares by one of the four methods noted above. If your shares are held in “street name,” you may receive a separate voting instruction form with this proxy statement or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet, telephone or mobile device.

How Does the Board Recommend that I Vote and What Vote is Required for Each Proposal?

Proposal		Board Recommendation	Available Voting Selections	Voting Approval Standard	Effect of Withhold or Abstention	Effect of Broker Non- Vote
1.	Election of four directors, each to serve for a term of three years ending at the 2021 Annual Meeting of Shareholders	FOR all four nominees	FOR all four nominees; WITHHOLD from all four nominees; or WITHHOLD from one or more nominees	Plurality: the individuals who receive the greatest number of votes cast “for” are elected as directors(1)	Counted as a vote against	No effect
2.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2018	FOR	FOR; AGAINST; or ABSTAIN	Majority of shares present and entitled to vote	Counted as a vote against	Not applicable
3.	Approval of, on an advisory basis, our executive compensation(2)	FOR	FOR; AGAINST; or ABSTAIN	Majority of shares present and entitled to vote	Counted as a vote against	No effect

(1)	Under our Amended and Restated Bylaws, if a majority of the votes of the shares present in person or represented by proxy at the annual meeting are designated to be “withheld” from a nominee for director in an uncontested election, that director must tender his or her resignation for consideration by our Nominating & Governance Committee. Our Nominating & Governance Committee then must evaluate the best interests of our Company and shareholders and recommend the action to be taken by the Board with respect to such tendered resignation.

(2)	While an advisory vote, our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation.

How Will My Shares Be Voted?

How Your Shares are Held	How Your Shares will be Voted If You Specify How to Vote	How Your Shares will be Voted If You Do Not Specify How to Vote
Shares registered in your name	The named proxies will vote your shares as you direct	The named proxies will vote FOR all proposals
Shares held in street name	Your broker will vote your shares as you direct	Your broker may vote only on routine items in the absence of your instruction how to vote(1)
Shares held in certain Toro employee benefit plans	The plan trustee will vote your shares confidentially as you direct	The plan trustee will vote your shares in the same proportion as the votes actually cast by participants

(1)	If your shares are held in “street name” and you do not indicate how you wish to vote, under the New York Stock Exchange, or NYSE, rules, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal One—Election of Directors and Proposal Three—Advisory Approval of our Executive Compensation are not “routine” matters. Accordingly, if you do not direct your broker how to vote on those proposals, your broker may not exercise discretionary voting authority and may not vote your shares on these proposals. This is called a “broker non-vote” and although your shares will be considered to be represented by proxy at the annual meeting, as discussed on page 2, they are not considered to be shares “entitled to vote” at the annual meeting and will not be counted as having been voted on the applicable proposal. Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm is a “routine” matter and your broker is permitted to exercise discretionary voting authority to vote your shares “for” or “against” the proposal in the absence of your instruction.

What Does It Mean If I Receive More Than One Notice or Set of Proxy Materials?

If you hold your shares in more than one account, you may receive multiple copies of the Notice Regarding the Availability of Proxy Materials and/or electronic or paper copies of our proxy materials. If you are a participant in the dividend reinvestment feature of our Direct Stock Purchase Plan, shares registered in your name are combined with shares you hold in that plan. Similarly, where possible, shares registered in your name are combined with shares you hold, if any, as a participant in certain Toro employee benefit plans. However, shares you hold in “street name” (through a broker, bank or other nominee) are not combined with shares registered in your name or held as a participant in Toro employee benefit plans. If you receive more than one Notice Regarding the Availability of Proxy Materials and/or electronic or paper copies of our proxy materials, you must vote separately for each notice, e-mail notification or proxy and/or voting instruction card having a unique control number to ensure that all of your shares are voted.

How Can I Revoke or Change My Vote?

You may revoke your proxy or change your vote at any time before your shares are voted by one of the following methods:

How Your Shares are Held	Method to Revoke or Change Your Vote
Shares registered in your name

•  Submit another proper proxy with a more recent date than that of the proxy first given by following the Internet, telephone or mobile device voting instructions or complete, sign, date and mail a proxy card;

•  Send written notice of revocation to our Vice President, Secretary and General Counsel; or

•  Attend the annual meeting in person and vote by ballot

Shares held in street name	Follow instructions provided by your broker, bank or other nominee
Shares held in certain Toro employee benefit plans	Submit another proper proxy with a more recent date than that of the proxy first given by following the Internet, telephone or mobile device voting instructions or complete, sign, date and mail a proxy card

Who Will Count the Votes?

Broadridge Financial Solutions, Inc. has been engaged to tabulate shareholder votes. An agent of Broadridge Financial Solutions, Inc. will act as our independent inspector of elections for the annual meeting.

How Will Business Be Conducted at the Annual Meeting?

The presiding officer at the annual meeting will determine how business at the meeting will be conducted. Only nominations and other proposals brought before the annual meeting in accordance with the advance notice and information requirements of our Amended and Restated Bylaws will be considered, and no such nominations or other proposals were received.

How Can I Attend the Annual Meeting?

We provide the opportunity for our shareholders to attend the annual meeting in person. Only registered shareholders of our common stock or beneficial shareholders holding shares in street name at the close of business on the record date (January 22, 2018), or their duly appointed proxies, may attend the annual meeting in person. Doors will open approximately fifteen minutes prior to the start of the annual meeting and will close once the meeting has started, at which time admission to the annual meeting will no longer be permitted. For admission to the meeting you may be asked to provide identification and establish proof of ownership. If you are a registered shareholder, your name may be verified against our list of registered shareholders. If you hold your shares in street name, please bring one of the following: an account statement showing your ownership as of the record date; a voting instruction form provided by your broker, trustee, bank or nominee holding your shares containing a valid control number; the Notice of Internet Availability of Proxy Materials that you received in the mail containing a valid control number; a copy of the email you received with instructions containing a link to the website where our proxy materials are available or a link to the proxy voting website and a valid control number; or a letter from a broker, trustee, bank or nominee holding your shares confirming your ownership as of the record date. If you are serving as a legal proxy, please bring a legal proxy containing a valid control number or a letter from a registered shareholder naming you as proxy. Rules governing the conduct of the annual meeting will be distributed at the annual meeting along with an agenda.

Shareholders unable to attend the annual meeting in person have the opportunity to listen to our live, listen-only audio webcast of the annual meeting. A link to the webcast may be found on our website at www.thetorocompany.com.

STOCK OWNERSHIP

Significant Beneficial Owners

The following table sets forth information known to us as of January 26, 2018, as to entities that have reported to the SEC or have otherwise advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	9,981,856(2)	9.31%
Common Stock	BlackRock, Inc. 55 East 52nd St. New York, NY 10055	9,024,224(3)	8.42%
Common Stock	T Rowe Price Associates Inc. 100 East Pratt St. Baltimore, MD 21202	5,444,304(4)	5.08%

(1)	Percent of class is based on 107,193,878 shares outstanding as of our record date.

(2)	Based solely on information contained in the most recently filed Schedule 13F of The Vanguard Group, Inc., an investment adviser, filed with the SEC on November 14, 2017, reflecting beneficial ownership as of September 30, 2017, with sole investment discretion but no voting authority with respect to 9,908,090 shares, sole investment discretion and voting authority with respect to 8,078 shares, shared investment discretion but sole voting authority with respect to 52,851 shares and shared discretion and voting authority with respect to 12,837 shares.

(3)	Based solely on information contained in the most recently filed Schedule 13G/A of BlackRock, Inc., a parent holding company, filed with the SEC on January 23, 2018, reflecting beneficial ownership as of December 31, 2017, with sole investment discretion and voting authority with respect to 8,600,679 shares and sole investment discretion but no voting authority with respect 423,545 shares. BlackRock, Inc. does not have shared voting or dispositive power over any of the shares.

(4)	Based solely on information contained in the most recently filed Schedule 13F of T Rowe Price Associates Inc., an investment adviser, filed with the SEC on November 14, 2017, reflecting beneficial ownership as of September 30, 2017, with sole investment discretion with respect to all such shares, sole voting authority with respect to 1,146,025 shares and no voting authority with respect to 4,298,279 shares.

Directors and Executive Officers

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of January 26, 2018, by (i) each of our current non-employee directors (including our non-employee director nominees), (ii) individuals who served as our “principal executive officer” or “principal financial officer” during fiscal 2017 and the next three most highly compensated executive officers named in the “Summary Compensation Table” beginning on page 46 (we collectively refer to these persons as our “named executive officers”), and our employee director, and (iii) all directors and executive officers as a group.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)	Percent of Class(5)
	Non-Employee Directors:
Common Stock	Robert C. Buhrmaster	121,371	*
Common Stock	Janet K. Cooper	125,418	*
Common Stock	Gary L. Ellis	101,360	*
Common Stock	Jeffrey M. Ettinger	77,833	*
Common Stock	Katherine J. Harless	124,618	*
Common Stock	D. Christian Koch	3,850	*
Common Stock	James C. O’Rourke	24,720	*
Common Stock	Gregg W. Steinhafel	65,883	*
Common Stock	Christopher A. Twomey	109,615	*
Common Stock	Michael G. Vale	0	*
	Employee Director and Named Executive Officers:
Common Stock	Richard M. Olson	200,929	*
Common Stock	Renee J. Peterson	328,611	*
Common Stock	Michael J. Hoffman(6)	2,975,504	2.74%
Common Stock	William E. Brown, Jr.	343,950	*
Common Stock	Timothy P. Dordell	247,214	*
	All Directors and Executive Officers as a Group (23)	5,855,005	5.32%

*	Less than one percent of the outstanding shares of our common stock.

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares: (a) the power to vote or direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. Except as otherwise indicated in the footnotes to this table, the persons in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	“Beneficial ownership” also includes: (a) shares that a person has the right to acquire within 60 days of January 26, 2018, and, as such, includes shares that may be acquired upon exercise of stock options within 60 days of January 26, 2018; (b) shares allocated to executive officers under The Toro Company Investment, Savings and Employee Stock Ownership Plan, or IS&ESOP; and (c) common stock units and performance share units, collectively referred to as units, credited under The Toro Company Deferred Compensation Plan for Non-Employee Directors, or the Deferred Plan for Directors, and The Toro Company Deferred Compensation Plan for Officers, or the Deferred Plan for Officers. The following table reflects the beneficial ownership by type of security held by our non-employee directors, named executive officers and employee director, and all current directors and executive officers as a group:

Name	Stock Options	IS&ESOP	Units under the Deferred Plan for Directors	Units under the Deferred Plan for Officers
Non-Employee Directors:
Robert C. Buhrmaster	69,894	–	18,083	–
Janet K. Cooper	56,546	–	44,742	–
Gary L. Ellis	69,894	–	3,722	–
Jeffrey M. Ettinger	41,438	–	0	–
Katherine J. Harless	45,546	–	5,549	–
D. Christian Koch	1,650	–	0	–
James C. O’Rourke	15,304	–	0	–
Gregg W. Steinhafel	10,200	–	5,564	–
Christopher A. Twomey	41,438	–	9,737	–
Michael G. Vale	0	–	0	–
Employee Director and Named Executive Officers:
Richard M. Olson	148,980	15,755	–	31,156
Renee J. Peterson	193,166	574	–	81,899
Michael J. Hoffman	1,449,733	138,991	–	0
William E. Brown, Jr.	153,466	121	–	9,131
Timothy P. Dordell	147,300	62	–	99,550
All Directors and Executive Officers as a Group (23)	2,935,859	291,301	87,397	365,373

(3)	Includes shares held in trust for estate planning purposes as follows: 17,302 shares for Mr. Buhrmaster, 21,930 shares for Ms. Cooper, 61,869 shares for Ms. Harless, 2,200 shares for Mr. Koch, 57,508 shares for Mr. Twomey, 253,182 shares for Mr. Hoffman, 302 shares for Mr. Dordell and 422,475 shares for all directors and executive officers as a group. Ms. Cooper’s spouse is sole trustee of the trust and has sole voting and investment power with respect to the shares held in trust; and accordingly, Ms. Cooper disclaims beneficial ownership of such shares. Ms. Harless has shared voting and investment power with her spouse with respect to the shares held in trust. Mr. Twomey has shared voting and investment power with respect to the shares held in trust. In addition, includes 2,312 shares for Mr. Buhrmaster that are held by a family foundation and Mr. Buhrmaster has shared voting and investment power with respect to the shares held by the family foundation; and 932 shares for Mr. Twomey that are held by a family foundation and Mr. Twomey has shared voting and investment power with respect to the shares held by the family foundation.

(4)	Includes shares held jointly with spouse for which the director or officer has shared voting and investment power as follows: 43,096 shares for Mr. Steinhafel, 48,597 shares for Mr. Brown and 91,693 shares for all directors and executive officers as a group. In addition, includes 40 shares for Mr. Hoffman that are held by his son and Mr. Hoffman’s spouse has shared voting and investment power for these shares.

(5)	Percentages are based on our shares outstanding as of our record date and are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Percentage calculations assume, for each person and the group, that all shares that may be acquired by such person or by the group pursuant to stock options or other rights currently exercisable or that become exercisable or issuable within 60 days following January 26, 2018, are outstanding for the purpose of computing the percentage of common stock owned by such person or by the group. However, those unissued shares of our common stock described above are not deemed to be outstanding for the purpose of calculating the percentage of common stock owned by any other person.

(6)	Mr. Hoffman retired as Executive Chairman on November 3, 2017.

Stock Ownership Guidelines

We maintain stock ownership guidelines described in the table below to align the interests of our non-employee directors and executive officers with those of our shareholders. Non-employee directors are expected to meet this guideline within five years of joining the Board. Executive officers are expected to meet the guideline within five years of the date of hire or promotion. As of January 26, 2018, each of our non-employee directors and executive officers who is required to meet a stock ownership guideline met such guideline.

Stock Ownership Guidelines by Position
Non-Employee Directors	Chairman and CEO	Other Executive Officers
5x annual board retainer	5x annual base salary	2x or 3x annual base salary

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and greater than 10% owners of our common stock who did not file on a timely basis reports required by Section 16 of the Exchange Act. Based on review of reports filed by these reporting persons on the SEC’s electronic filing, or EDGAR, system and written representations by our directors and executive officers, we believe that all of our directors, executive officers and greater than 10% owners complied with all filing requirements applicable to them during our fiscal year ended October 31, 2017, or fiscal 2017.

PROPOSAL ONE—ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Restated Certificate of Incorporation provides that our Board of Directors may be comprised of between eight and twelve directors. Our Board currently is comprised of eleven directors. As provided in our Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors of the same or nearly the same number, with each class elected in a different year for a term of three years. Our current directors and their respective current terms are as follows:

Current Term Ending at 2018 Annual Meeting	Current Term Ending at 2019 Annual Meeting	Current Term Ending at 2020 Annual Meeting
Janet K. Cooper	Robert C. Buhrmaster	Jeffrey M. Ettinger
Gary L. Ellis	Richard M. Olson	Katherine J. Harless
Gregg W. Steinhafel	James C. O’Rourke	D. Christian Koch
Michael G. Vale	Christopher A. Twomey

Nominees for Director

The Board has nominated each of Janet K. Cooper, Gary L. Ellis, Gregg W. Steinhafel and Michael G. Vale for election to the Board to serve for a three-year term ending at the 2021 Annual Meeting of Shareholders. Each of these nominees is a current member of the Board and has consented to serve if elected. Proxies only can be voted for the number of persons named as nominees in this proxy statement, which is four.

If prior to the annual meeting the Board learns that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for that nominee will be voted for a substitute nominee as selected by the Board. Alternatively, at the Board’s discretion, the proxies may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.

The Board of Directors Recommends a Vote FOR Each Nominee for Director	☑

Information About Board Nominees and Continuing Directors

The following pages provide information about each nominee for election to the Board at the annual meeting and each other member of the Board. We believe that all of our director nominees and continuing directors display:

•	personal and professional integrity;

•	appropriate levels of education and business experience;

•	strong business acumen;

•	an appropriate level of understanding of our business, industry and other industries relevant to our business;

•	the ability and willingness to devote adequate time to the work of our Board and its committees;

•	a fit of skills and personality with those of our other directors that helps build a Board that is effective, collegial and responsive to the needs of our Company;

•	strategic thinking and a willingness to share ideas;

•	a diversity of experiences, expertise and background; and

•	the ability to represent the interests of all of our shareholders.

The information presented regarding each director nominee or continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve as a director in light of our business and structure.

Nominees for Election to the Board—Current Term Ending at the 2018 Annual Meeting.

Janet K. Cooper Age 64 Director since 1994 Independent Committees • Audit (Chair) • Finance	Background

Janet K. Cooper was the Senior Vice President and Treasurer of Qwest Communications International Inc., Denver, Colorado (a U.S. telecommunications company that merged with and now does business as CenturyLink), from September 2002 to June 2008. From 2001 to 2002, she served as Chief Financial Officer and Senior Vice President of McDATA Corporation. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., including as Vice President, Finance and Controller and Vice President and Treasurer.

Qualifications

Ms. Cooper brings to our Board substantial financial and accounting knowledge and expertise. Ms. Cooper’s experience as a public company director and audit committee member and her financial expertise and acumen in capital markets, audit, tax, accounting, treasury and risk-management assists our Board in providing oversight to Management on these matters. Ms. Cooper’s senior leadership experience also enables her to provide strategic input to our Board, in addition to her financial expertise, discipline and oversight.

Other Public Company Boards
	Current • Lennox International Inc. • Resonant Inc.	Past 5 Years None
Gary L. Ellis Age 61 Director since 2006 Independent Committees • Finance (Chair) • Audit	Background

Gary L. Ellis was the Executive Vice President, Global Operations, Information Technology and Facilities & Real Estate of Medtronic plc, Dublin, Ireland (a global medical technology company), from June 2016 until his retirement in December 2016. Previously, he was the Executive Vice President and Chief Financial Officer of Medtronic, Inc. from April 2014 to June 2016; Senior Vice President and Chief Financial Officer of Medtronic, Inc. from May 2005 to April 2014; and Vice President, Corporate Controller and Treasurer of Medtronic, Inc. from 1999 to May 2005.

Qualifications

Mr. Ellis brings extensive financial leadership experience and expertise to our Board which provides oversight regarding capital structure, financial condition and policies, long-range financial objectives, tax strategies, financing requirements and arrangements, capital budgets and expenditures, risk-management, insurance coverage, and strategic planning matters. Additionally, Mr. Ellis contributes his international experience managing worldwide financial operations and analyzing financial implications of merger and acquisition transactions, as well as aligning business strategies and financial decisions.

Other Public Company Boards
	Current Hill-Rom Holdings, Inc.	Past 5 Years None

Gregg W. Steinhafel Age 63 Director since 1999 Independent Committees • Compensation & Human Resources • Nominating & Governance	Background

Gregg W. Steinhafel was the Chairman, President and Chief Executive Officer of Target Corporation, Minneapolis, Minnesota (a variety retailing company) until May 2014. Mr. Steinhafel was appointed as Chairman of Target in February 2009, was elected as Chief Executive Officer of Target in May 2008, was appointed a director of Target in January 2007, and was elected as President of Target in 1999. In January 2015, after Mr. Steinhafel left Target, Target Canada Co., an indirect wholly owned subsidiary of Target, filed an application for protection under the Companies’ Creditors Arrangement Act with the Ontario Superior Court of Justice in Toronto.

Qualifications

Mr. Steinhafel brings to our Board meaningful leadership experience and retail knowledge that he developed in his more than 30 years with Target, including a deep understanding of the value of strong brand recognition, devotion to innovation, strong supply chain initiatives, and a disciplined approach to business management and investment in future growth. In addition, he contributes decision-making skills and valuable strategic planning expertise, as well as relevant knowledge of public company requirements and issues, including those related to corporate governance and executive compensation matters. Mr. Steinhafel’s significant retail knowledge assists our Board in providing guidance with respect to our residential business, which is affected by consumer confidence and spending levels, changing buying patterns of customers and product placement at mass retailers.

Other Public Company Boards
	Current None	Past 5 Years Target Corporation
Michael G. Vale, Ph.D Age 51 Director since January 2018 Independent Committees • Audit • Finance	Background

Michael G. Vale, Ph.D., is the Executive Vice President, Health Care Business Group of 3M Company, St. Paul, Minnesota (a global diversified technology company), a position he has held since July 2016. Previously, he served as 3M’s Executive Vice President, Consumer Business Group from August 2011 to July 2016. Dr. Vale joined 3M in 1992 and has served in a variety of domestic and international leadership roles, including product development engineer; manufacturing director; managing director of 3M Spain; and managing director of 3M Brazil.

Qualifications

Dr. Vale brings to our Board extensive global business experience and expertise in research and development, technology and manufacturing. Dr. Vale also contributes substantial knowledge of consumer marketing, distribution channels, mergers and acquisitions and managing customer relationships, all of which provide valuable management insight with respect to our strategic planning and assist our Board in providing oversight to our businesses.

Other Public Company Boards
	Current None	Past 5 Years None

Continuing Members of the Board—Current Term Ending at the 2019 Annual Meeting.

Robert C. Buhrmaster Age 70 Director since 1996 Lead Independent Director Committees • Nominating & Governance (Chair) • Compensation & Human Resources	Background

Robert C. Buhrmaster was the Chairman and Chief Executive Officer of Jostens, Inc., Minneapolis, Minnesota (a designer and producer of athletic championship and scholastic products), until his retirement in 2004. Mr. Buhrmaster was appointed Chairman of Jostens in 1998 and was elected as Chief Executive Officer in 1994. He also served as President of Jostens from 1994 to January 2003.

Qualifications

Mr. Buhrmaster brings to our Board strong business leadership, corporate strategy and operational expertise that he acquired throughout his long career at Jostens. Additionally, as an experienced public company director and former executive of a public company, Mr. Buhrmaster contributes an enhanced knowledge of public company requirements and issues, including those related to corporate governance and executive compensation matters.

Other Public Company Boards
	Current None	Past 5 Years SurModics, Inc.
Richard M. Olson Age 54 Director since 2016 Committees None	Background

Richard M. Olson is our Chairman of the Board, President and Chief Executive Officer, and we generally refer to him in this proxy statement as our Chairman and CEO. Mr. Olson was appointed as Chairman in November 2017, was elected as Chief Executive Officer in November 2016 and was elected President in September 2015. Previously, he served as Chief Operating Officer from September 2015 through October 2016; Group Vice President, International Business, Micro Irrigation Business and Distributor Development from June 2014 to September 2015; Vice President, International Business from March 2013 to June 2014; Vice President, Exmark from March 2012 to March 2013; and General Manager, Exmark from September 2010 to March 2012.

Qualifications

In his more than 31 years with our Company, Mr. Olson has developed and brings to our Board rich knowledge of the Company, including, in particular, our global business and operations, manufacturing processes and product development strategies. In addition, the broad experience he has gained through his past leadership of our various businesses and manufacturing operations provides him with a unique perspective regarding our growth initiatives and strategic direction. He contributes a deep commitment to quality, innovation, ethical values and focus on customer service. As a result of his dual role as Chairman and CEO, Mr. Olson provides unique insight into our Company’s future strategies, opportunities and challenges and serves as a unifying element between our Board and Management.

Other Public Company Boards
	Current None	Past 5 Years None

James C. O’Rourke Age 57 Director since 2012 Independent Committees • Compensation & Human Resources • Nominating & Governance	Background

James C. O’Rourke is the President and Chief Executive Officer of The Mosaic Company, Plymouth, Minnesota (a global producer and marketer of combined concentrated phosphate and potash crop nutrients for the global agriculture industry), a position he has held since August 2015. Previously, he served as Mosaic’s Executive Vice President—Operations and Chief Operating Officer from August 2012 to August 2015 and as Executive Vice President—Operations from January 2009, when he joined Mosaic, to August 2012.

Qualifications

Mr. O’Rourke brings to our Board significant leadership skills, strategic and innovative thinking and strong international business expertise. He also contributes substantial knowledge of worldwide manufacturing, distribution and supply chain strategies and environmental, health and safety matters. In addition, as a public company director and executive, Mr. O’Rourke contributes a solid understanding of executive compensation and corporate governance matters.

Other Public Company Boards
	Current The Mosaic Company	Past 5 Years None
Christopher A. Twomey Age 69 Director since 1998 Independent Committees • Compensation & Human Resources (Chair) • Nominating & Governance	Background

Christopher A. Twomey was the Chairman of the Board of Arctic Cat Inc., Minneapolis, Minnesota (a manufacturer of all-terrain vehicles and snowmobiles that merged with and now does business as Textron Inc.), from June 2014 until his retirement in August 2015. He served as interim President and Chief Executive Officer of Arctic Cat from June 2014 until December 2014; Chairman of the Board from August 2003 until August 2012; and Chief Executive Officer from 1986 until he first retired in December 2010.

Qualifications

Mr. Twomey brings to our Board meaningful strategic, management and operational experience and knowledge. As a result of Mr. Twomey’s long career in a business and industry dependent on distributor relationships and financing sources, and affected by weather conditions and seasonality considerations, he provides valuable knowledge and insight with respect to similar issues faced by our Company. Additionally, as an experienced public company director and former executive of a public company, Mr. Twomey contributes an enhanced knowledge of public company requirements and issues, including executive compensation and corporate governance matters.

Other Public Company Boards
	Current None	Past 5 Years • Arctic Cat Inc. • MCBC Holdings, Inc.

Continuing Members of the Board—Current Term Ending at the 2020 Annual Meeting.

Jeffrey M. Ettinger Age 59 Director since 2010 Independent Committees • Compensation & Human Resources • Nominating & Governance	Background

Jeffrey M. Ettinger was the Chairman of the Board of Hormel Foods Corporation, Austin, Minnesota (a multinational manufacturer and marketer of consumer-branded food and meat products) from October 2016 to November 2017. Previously Mr. Ettinger served as Chairman of the Board and Chief Executive Officer of Hormel Foods from January 2006 until his retirement in October 2016. He also served as President of Hormel Foods from 2004 until October 2015.

Qualifications

Mr. Ettinger brings to our Board strong business acumen, significant executive leadership attributes and relevant experience of driving growth through innovation and strategic acquisitions. Mr. Ettinger provides relevant insight and guidance with respect to numerous issues important to our Company, including, in particular, our strategy of driving growth in our business through the development of innovative, customer-valued products and expansion of our global presence through targeted acquisitions. Additionally, as an experienced public company director, including as a current lead independent director, and former executive of a public company, he contributes knowledge of public company requirements and issues, including those related to corporate governance and executive compensation matters.

Other Public Company Boards
	Current Ecolab Inc.	Past 5 Years Hormel Foods Corporation
Katherine J. Harless Age 66 Director since 2000 Independent Committees • Audit • Finance	Background

Katherine J. Harless was the President and Chief Executive Officer of Idearc Inc., Dallas/Fort Worth, Texas (a provider of sales, publishing and related services including Verizon Yellow Pages and SuperPages.com), from November 2006 until her retirement in February 2008. She previously served as President of Verizon Information Services Inc. from 2000 to November 2006, when it was spun off by Verizon Communications, Inc. to become Idearc, and was a director of Idearc from November 2006 to May 2008. On December 31, 2009, Idearc emerged from voluntary Chapter 11 bankruptcy proceedings that it filed in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, on March 31, 2009, which was after Ms. Harless retired from Idearc. Ms. Harless is a director of the North Texas Chapter of the National Association of Corporate Directors (“NACD”) and is an NACD Board Leadership Fellow.

Qualifications

Ms. Harless brings to our Board executive leadership experience, management skills and knowledge of financial, executive compensation, corporate governance and issues applicable to public companies. Ms. Harless provides a seasoned business perspective and provides valuable business, leadership and management insights with respect to our strategic direction.

Other Public Company Boards
	Current None	Past 5 Years None

D. Christian Koch Age 53 Director since 2016 Independent Committees • Audit • Finance	Background

D. Christian Koch is the President and Chief Executive Officer of Carlisle Companies Incorporated, Scottsdale, Arizona (a diversified manufacturing company that produces and distributes a broad range of products), a position he has held since January 2016. Previously, he served in a variety of positions with Carlisle, including as President and Chief Operating Officer from May 2014 to January 2016; Group President, Carlisle Diversified Products from June 2012 to May 2014; President, Carlisle Brake & Friction from January 2009 to June 2012; and President, Carlisle Asia-Pacific from February 2008 to January 2009. Prior to his employment at Carlisle, Mr. Koch held a variety of senior management positions at each of Graco Inc. and H.B. Fuller Company.

Qualifications

Mr. Koch brings to our Board his experience as a seasoned executive with strong business acumen and significant experience managing manufacturing and sales operations around the world as well as with mergers and acquisitions. In addition, as a public company director and executive, Mr. Koch contributes a solid understanding of financial oversight requirements and strategic planning.

Other Public Company Boards
	Current Carlisle Companies Inc.	Past 5 Years Arctic Cat Inc.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include: director qualifications and responsibilities; Board committees; director board limits; director access to officers and employees; director compensation; director independence; related party transactions; director orientation and continuing education; CEO evaluation and management succession; and Board annual self-evaluation. Our Corporate Governance Guidelines provide, among other things, that:

•	The Board will have a majority of directors who meet the criteria for independence required by law, the SEC and the NYSE listing standards;

•	No director shall sit on boards of directors of more than four publicly held companies without the approval of the Nominating & Governance Committee;

•	No director who is an active, full-time employee of our Company shall serve as a director of more than two other publicly held companies and there shall be no interlocking board memberships without the approval of the Nominating & Governance Committee;

•	While the Board does not believe it should establish age limits, any director who has attained the age of 70 should volunteer not to stand for re-election;

•	The CEO will annually review with the Board top management succession plans, including development plans for succession candidates, and will periodically review with the Board an emergency leadership preparedness plan applicable in the event the CEO unexpectedly becomes incapacitated or otherwise is unable to serve; and

•	The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

Our Corporate Governance Guidelines can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). From time to time the Board, upon recommendation of the Nominating & Governance Committee, reviews and updates our Corporate Governance Guidelines as it deems necessary and appropriate.

Board Leadership Structure

Our Corporate Governance Guidelines provide that (i) our Board has no policy with respect to the separation of the offices of the Chairman and the CEO; (ii) our Board believes that this issue is part of the succession planning process and will be reviewed as the Nominating & Governance Committee deems it appropriate; and (iii) (a) if the offices of Chairman and CEO are held by the same person, or (b) the Chairman does not meet the criteria for “independence” as established by applicable law, the rules and regulations of the SEC or the NYSE listing standards, then the Board, upon recommendation of the Nominating & Governance Committee, shall appoint a presiding non-management director, or as referred to in this proxy statement a Lead Independent Director, who shall have such duties as are described in the Corporate Governance Guidelines or otherwise determined by the Board. The Board believes it is appropriate not to have a policy requiring the separation of the offices of the Chairman and the CEO so that it may make this determination based on what it believes is best under the current circumstances. However, the Board endorses the concept of an independent, non-employee director being in a position of leadership and, thus, our Corporate Governance Guidelines require a Lead Independent Director when the Chairman is not independent.

Our Board is currently chaired by Richard M. Olson, who became our CEO on November 1, 2016, and Chairman on November 3, 2017. Michael J. Hoffman remained our Executive Chairman during all of fiscal 2017 and until his retirement from our Company on November 3, 2017. In addition, Mr. Buhrmaster continues as our Lead Independent Director. Our Nominating & Governance Committee and Board believe that our current Board leadership structure ensures a strong and independent Board of Directors, provides effective governance, and creates appropriate oversight for the long-term benefit of our shareholders. The Board believes our current Board leadership structure is appropriate for several reasons, including: (i) Mr. Olson’s extensive knowledge of our Company, our business, operations and industry, obtained through his more than 31 years of service to our Company, which benefit Board leadership and the Board’s decision-making process through his active role as Chairman; (ii) unification of Board leadership and strategic direction as implemented by our Management; and (iii) appropriate balance of risks relating to concentration of authority through the oversight of our independent and engaged Lead Independent Director and Board.

As our Lead Independent Director, Mr. Buhrmaster (i) assists Mr. Olson in establishing the agendas for Board meetings and the schedule of agenda subjects to be discussed during the year, to the extent such subjects can be foreseen; (ii) presides at regularly scheduled executive sessions of the non-employee directors without Management present; (iii) together with the Chair of the Compensation & Human Resources Committee, communicates to Mr. Olson the results of his annual performance review and compensation; and (iv) leads the Board’s annual self-evaluation. With more than 21 years of continuous service on our Board, Mr. Buhrmaster has considerable knowledge of our Company, our business and our industry. Mr. Buhrmaster also has significant public company board experience. In addition to serving as our Lead Independent Director, Mr. Buhrmaster serves as the Chair of our Nominating & Governance Committee.

Director Independence

The Board, following consideration of all relevant facts and circumstances and upon recommendation of the Nominating & Governance Committee, has affirmatively determined that each director who served as a member of our Board during fiscal 2017 and each current director (Robert C. Buhrmaster, Janet K. Cooper, Gary L. Ellis, Jeffrey M. Ettinger, Katherine J. Harless, D. Christian Koch, James C. O’Rourke, Gregg W. Steinhafel, Christopher A. Twomey and Michael G. Vale), other than Michael J. Hoffman, our former Executive Chairman, and Richard M. Olson, our current Chairman and CEO, is independent. This determination was made because each such person has no material relationship with our Company, our Management, our independent registered public accounting firm, or external auditor, our independent external compensation consultant or our external compensation legal advisers, and otherwise meets the independence requirements as established by applicable law, the rules and regulations of the SEC and the NYSE listing standards. The Board based its independence determinations, in part, upon a review by the Nominating & Governance Committee and the Board of certain transactions between us and the employers of certain of our directors, each of which was deemed to be pre-approved under our Corporate Governance Guidelines in that each such transaction was made in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in amounts that are not material to us or such unaffiliated corporation, and in which the director had no direct or indirect personal interest, nor received any personal benefit.

Director Attendance; Executive Sessions

The Board held seven meetings during fiscal 2017 and took action by unanimous written consent once in fiscal 2017. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which he or she served. Our Corporate Governance Guidelines provide that the non-employee directors will meet in regularly scheduled executive sessions without Management. At each regular Board meeting held during fiscal 2017 our non-employee directors met in executive session without Management present and such meetings were presided over by our Lead Independent Director.

We expect all of our directors to attend our annual meeting of shareholders and we customarily schedule a regular Board meeting on the same day as our annual meeting. All directors serving at the time of our 2017 Annual Meeting of Shareholders held on March 21, 2017 were in attendance.

Board Committees

The Board has four committees, the Audit Committee, Compensation & Human Resources Committee, Nominating & Governance Committee, and Finance Committee. The current membership of each committee and the number of times each committee met, including by executive session, during fiscal 2017 is noted in the table below. Neither Mr. Olson nor Mr. Hoffman is or was a member of any Board committee but did attend, or with respect to Mr. Olson, may attend various committee meetings, or portions of such meetings as appropriate, as a member of Management at the invitation of such Board committees.

Director	Audit	Compensation & Human Resources	Nominating & Governance	Finance
Robert C. Buhrmaster		✓	Chair
Janet K. Cooper	Chair			✓
Gary L. Ellis	✓			Chair
Jeffrey M. Ettinger		✓	✓
Katherine J. Harless	✓			✓
D. Christian Koch	✓			✓
James C. O’Rourke		✓	✓
Gregg W. Steinhafel		✓	✓
Christopher A. Twomey		Chair	✓
Michael G. Vale	✓			✓
Fiscal 2017 Meetings
Number of Meetings	13	3	2	2
Executive Sessions	7 – with Committee 4 – with Management 2 – with internal auditor 2 – with external auditor	3	2	2

Each of the members of the Audit Committee, Compensation & Human Resources Committee and Nominating & Governance Committee meets the independence and other requirements established by applicable law, the rules and regulations of the SEC, the NYSE listing standards and the Internal Revenue Code of 1986, as amended, or Code, as applicable. The Board has determined that all members of the Audit Committee are financially literate and that each of Janet K. Cooper and Gary L. Ellis meets the definition of “audit committee financial expert.” Other members of the Audit Committee who currently are serving or have served as chief executive officers or chief financial officers of other public companies also may be considered financial experts, but the Board has not so designated them.

Each committee has a charter that is posted on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). The charter of each committee describes the principal functions of the committee. On an annual basis the Audit Committee, Nominating & Governance Committee and Compensation & Human Resources Committee review the adequacy of their charter and their performance. The Finance Committee periodically reviews its charter and performance, with such review historically conducted on an annual basis. Key functions of each committee are summarized in the table below.

Committee	Key Committee Functions
Audit

•  Oversees the accounting and financial reporting processes, audits of consolidated financial statements and internal controls over financial reporting

•  Selects, compensates and evaluates independent external auditor

•  Reviews with Management and external auditor Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and earnings releases

•  Reviews general policies and procedures with respect to accounting and financial matters, internal controls and disclosure controls and procedures

•  Reviews internal audit’s annual audit plans, performance, audit recommendations and applicable responses from Management

•  Reviews Code of Conduct and Code of Ethics for CEO and Senior Financial Personnel, and policies and procedures for the receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters

•  Provides oversight for Enterprise Risk Management, or ERM, process

•  Reviews Information Services strategy and security activities

Compensation & Human Resources

•  Approves the compensation levels, salaries, incentive opportunities and other compensation arrangements for the Chairman, CEO and executive officers

•  Reviews compensation policies and practices as they affect all employees and relate to risk management practices and risk-taking incentives

•  Evaluates the CEO’s performance

•  Approves performance goals for performance based awards

•  Reviews with Management the Compensation Discussion and Analysis, the Committee report on executive compensation, and any compensation-related proposals, including say-on-pay and frequency of say-on-pay proposals

•  Reviews non-employee director compensation components and amounts

Committee	Key Committee Functions
Nominating & Governance

•  Reviews and recommends to the Board the size and composition of the Board and its committees

•  Identifies individuals qualified to become Board members

•  Recommends to the Board director nominees for election at the annual meeting

•  Oversees the annual evaluation of the Board

•  Reviews and recommends to the Board any proposed amendments or changes to Restated Certificate of Incorporation or Amended and Restated Bylaws

•  Reviews Corporate Governance Guidelines and recommends to the Board any changes

•  Monitors corporate governance trends

Finance

•  Reviews, and recommends to the Board as required, capital structure and related financial policies and long-range objectives, capital expenditures, tax strategies and restructuring projects, financing arrangements and cash or any special dividends

•  Reviews and recommends to the Board the authorization for the issuance or repurchase of equity or long-term debt

•  Reviews use of derivative, hedging and similar instruments to manage financial, currency and interest rate exposure

•  Evaluates, and recommends to the Board as required, financing implications of certain proposed merger, acquisition, divestiture, joint venture and other business combination transactions or investments

Board’s Role in Risk Oversight

Management is primarily responsible for the identification, assessment and management of the key risks faced by our Company. We engage in an ERM process, which is coordinated primarily through our internal audit function, and involves:

•	the identification by senior leaders of our business functions and divisions of the particular risks relevant to their respective areas or to our Company as a whole;

•	the assessment of the materiality of those risks, based on expected probability of occurrence and severity of impact;

•	to the extent prudent and feasible, development of strategies and plans to mitigate, monitor and control such risks; and

•	scheduled reports by the respective senior leaders on such items to the relevant committee or the Board, as applicable, throughout the ERM review cycle.

The Board’s oversight of these risks primarily occurs in connection with the exercise of its responsibility to oversee our business, including through the review of our long-term strategic plans, annual operating plans, financial results, merger and acquisition related activities, material legal proceedings, and management succession plans. In addition, the Board relies on its committees to assist with risk oversight within their respective areas of responsibility and expertise as follows:

•	The Audit Committee assists through its oversight of the quality and integrity of our financial reports; compliance with applicable legal and regulatory requirements; qualifications, performance and independence of our external auditor; performance of our internal audit function; accounting and reporting processes; strategy, performance and experience of our information technology and security function and practices, including those related to cybersecurity; and our general policies and procedures regarding accounting and financial matters and internal controls. The Audit Committee is also responsible for providing oversight of our ERM process by discussing our policies with respect to risk assessment and risk management, including our major financial and business risk exposures and the steps Management has taken to monitor and control such exposures.

•	The Compensation & Human Resources Committee assists through its oversight of our compensation and human resources programs and policies, including executive compensation, organizational, and corporate culture plans and strategies. A discussion of the Compensation & Human Resources Committee’s assessment of compensation policies and practices as they relate to our Company’s risk management is found under “Assessment of Risk Related to Compensation Programs” on page 46.

•

The Finance Committee assists through its oversight of our capital structure and related policies, long-range objectives, tax strategies and restructuring projects, financing requirements and arrangements, equity and debt issuances and repurchases, use of derivative, hedging and similar instruments, annual capital budget and capital expenditures, D&O and liability insurance coverage, and the delegated responsibilities of our Management Investment Committee relating to our ERISA-regulated employee benefit plans; and through its evaluation of, among other things, the financial impact of certain proposed business combination transactions.

•	The Nominating & Governance Committee assists through its oversight of our overall corporate governance structure and policies, including director nominations, director independence and qualifications, Board leadership structure, Board committee structure and monitoring of corporate governance trends.

The Chair of each Board committee provides a summary of the matters discussed in their committee meeting to the full Board. Additional information regarding the key responsibilities of each of these committees can be found under “Board Committees” beginning on page 17.

The Board believes that its oversight of risk is enhanced by its current leadership structure, as previously discussed, because our Chairman and CEO, who is ultimately responsible for our Management’s risk responsibility, also chairs regular Board meetings and, with his in-depth knowledge and understanding of our Company, is well positioned to bring key business issues and risks to the attention of the full Board.

Executive Compensation Process

At the beginning of each fiscal year, the Compensation & Human Resources Committee reviews and approves compensation for each of our executive officers which generally includes:

•	changes, if any, to base salary; and

•	incentive awards, including:

–	annual cash incentive awards for the current fiscal year, including (i) participation targets expressed as a percentage of base salary, target payout amounts, and maximum cash payout amounts and (ii) performance measures, weightings, goals and adjustment events; and

–	long-term incentive awards, including (i) stock option awards and (ii) three-year performance share awards, including (a) target share payout amounts and maximum share payout amounts and (b) performance measures, weightings, goals and adjustment events.

In connection with this review and approval, the Compensation & Human Resources Committee receives information regarding:

•	market base salary, total cash compensation and total direct compensation data and analysis prepared by its independent external compensation consultant;

•	total cash compensation to be paid for the fiscal year if annual cash incentive awards are achieved and paid at target;

•	prior fiscal year target equity values; and

•	total direct compensation for the fiscal year, assuming equity awards at target.

Additionally, the Committee obtains executive compensation recommendations from our Chairman and CEO, Vice President, Human Resources and Distributor Development, and Managing Director, Total Rewards and Employee Services that reflect individual performance; corporate, division and/or plant performance, as applicable; tenure in the position; comparison to market; level of professional experience; duties and responsibilities; internal pay comparisons; and outside market factors, including general economic conditions. Neither the Chairman and CEO nor the Vice President, Human Resources and Distributor Development provide input or recommendations with respect to his or her own compensation. The Chair of the Committee is also responsible for coordinating a performance evaluation for the Chairman and CEO based on feedback from all non-employee directors in connection with the ratification of the Chairman and CEO’s compensation by the Board. Information on the compensation of our named executive officers is found under “Executive Compensation” beginning on page 31. Also, at the beginning of each fiscal year, the Committee certifies the achievement of the applicable performance goals previously established by the Committee for the annual cash incentive awards and performance goals previously established by the Committee at the beginning of the performance period for performance share awards and approves resulting payouts, if any.

The Compensation & Human Resources Committee retained Willis Towers Watson to assist in the design and review of our executive compensation program during fiscal 2017. Additional information regarding the role of Willis Towers Watson during fiscal 2017 is found under “Compensation Discussion and Analysis—Role of the Independent External Compensation Consultant” beginning on page 34. From time to time, the Committee also has engaged Willis Towers Watson to perform other compensation consulting services, which in fiscal 2017 included a review of non-employee director compensation and a review of the current risk management practices and risk-taking incentives used by us for compensating executive officers. For the services performed for our Company in fiscal 2017, the Committee assessed the independence of Willis Towers Watson pursuant to SEC and NYSE rules and concluded that the work of Willis Towers Watson did not raise any conflicts of interest. A representative from Willis Towers Watson attended two of the three Committee meetings in fiscal 2017, including executive sessions without Management present, to act as a resource to the Committee in carrying out its responsibilities. The Committee, through its Chair, can request an independent meeting with representatives from our independent external compensation consultant at any time. The Committee also has the authority to obtain advice and assistance from external legal, accounting or other advisers.

Director Nomination Process

In identifying new nominees for election to the Board when vacancies occur, the Nominating & Governance Committee may solicit recommendations for nominees from other members of our Board or Senior Management. In addition, the Committee may (i) consider candidates put forth by external search or placement firms that provided profiles of qualified individuals that are looking to join a public company board, (ii) formally engage such firms to assist it in identifying and evaluating qualified nominees, or (iii) consider certain individuals who contacted the Chairman of the Board, the Lead Independent Director and/or the Board of Directors and expressed an interest in serving on the Board.

When reviewing the requisite skills and characteristics of potential new director nominees, the Nominating & Governance Committee, pursuant to our Corporate Governance Guidelines, will consider a variety of criteria, including an individual’s independence, diversity, age, skills, business experience, professional experience and industry experience, each in the context of the needs of the Board as a whole. Although the Committee does not have a formal policy regarding consideration of diversity in identifying director nominees, the Committee will evaluate a nominee based on his or her diversity of background, skills, experiences, viewpoints, and geographical representation, as well as more traditional diversity factors. As a result, the composition of the current Board reflects diversity in age, gender, background, skills, and business and professional experiences.

Once a proposed candidate is identified, the Nominating & Governance Committee may solicit the views of Senior Management, Board members and any other individuals it believes may have insight into a particular candidate. The Committee may designate one or more of its members and/or other Board members to interview any proposed candidate. The Committee then will recommend a director nominee to the Board based on its evaluation of such criteria.

In December 2017, the Board of Directors determined to increase the size of the Board to provide for the addition of a new member of the Board, Dr. Vale. The Chairman and CEO and the Nominating & Governance Committee began the process of identifying a new nominee for election to the Board by considering (i) certain individuals who contacted the Chairman and CEO, the Lead Independent Director and/or the Board of Directors and expressed an interest in serving on the Board, (ii) candidates put forth by external search or placement firms, including Dr. Vale, and (iii) recommendations from members of the Board, including the Chairman and CEO. During that process, Dr. Vale was screened and subsequently interviewed by several members of the Board, including the Chairman and CEO, the Chair of the Nominating & Governance Committee, the Chair of the Audit Committee, and certain other members of the Board. Following that process, the Nominating & Governance Committee considered and formally recommended to the full Board that the Board size be increased from ten to eleven directors and that Dr. Vale be elected to fill the vacancy created by such increase. Dr. Vale was elected as a director, effective January 1, 2018, and is included in the group of nominees for election by our shareholders at the 2018 Annual Meeting of Shareholders for a term expiring at the 2021 Annual Meeting of Shareholders. See Proposal One—Election of Directors on page 9.

The Nominating & Governance Committee will consider director candidates recommended to it by our shareholders. Those candidates must be qualified and exhibit the experience and expertise required of the Board’s own pool of candidates, as well as have an interest in our business, and the demonstrated ability to attend and prepare for Board, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board. Candidates should represent the interests of all shareholders and not those of a special interest group. The Committee will evaluate candidates recommended by shareholders using the same criteria it uses to evaluate candidates recommended by others as described above. A shareholder that desires to nominate a person for election to the Board at a meeting of shareholders must follow the specified advance notice requirements contained in, and provide the specific information required by, our Amended and Restated Bylaws. The current requirements of our Amended and Restated Bylaws are as described under “Shareholder Proposals and Director Nominations for the 2019 Annual Meeting” on page 62.

Director Compensation

Overview.    Our non-employee director compensation program generally is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. In fiscal 2017, our non-employee director compensation was comprised of equity compensation, in the form of annual stock and stock option awards, and cash compensation, in the form of annual retainers. Each of these components is described in more detail below. This compensation program structure, together with the feature of The Toro Company Amended and Restated 2010 Equity and Incentive Plan, as amended and restated, or the Amended and Restated 2010 Plan, that enables our directors to elect to receive a portion or all of their cash compensation in the form of our common stock, causes a substantial portion of our non-employee director compensation to be linked to our common stock performance. As current or former employee directors, Mr. Olson does not and Mr. Hoffman did not receive any additional compensation for their service as directors.

Processes for Consideration and Determination of Director Compensation.    The Board has delegated to the Compensation & Human Resources Committee the responsibility, among other things, to review and recommend to the Board any proposed changes in non-employee director compensation. In connection with such review, the Compensation & Human Resources Committee is assisted in performing its duties by our Human Resources Department and also engages an independent external compensation consultant to provide analysis regarding non-employee director compensation.

During each of fiscal 2016 and fiscal 2017, the Compensation & Human Resources Committee engaged Willis Towers Watson to review our non-employee director compensation. Willis Towers Watson’s reviews consisted of, among other things, analysis of board compensation trends and a competitive assessment based on a selected group of manufacturing companies operating in the United States that are similar size to us from a revenue and market capitalization perspective. The Compensation & Human Resources Committee considered this data in determining whether to recommend any changes to our non-employee director compensation program and the approved non-employee director compensation program for fiscal 2017 and fiscal 2018 is presented in the table below. Overall, the reviews by Willis Towers Watson showed that our non-employee director compensation program for fiscal 2017 and fiscal 2018 aligned with market trends from a design perspective and at or below the peer group midpoint from a compensation level standpoint.

Elements of Our Non-Employee Director Compensation Program.    The following table sets forth our fiscal 2017 and fiscal 2018 non-employee director compensation programs.

Non-Employee Director Compensation	Fiscal 2017	Fiscal 2018
Annual Stock Award Value	$ 60,000	$ 60,000
Annual Stock Option Award Value	$ 55,000	$ 55,000
Annual Board and Committee Member Retainers
Board	$ 80,000	$ 80,000
Audit Committee Member	$ 10,000	$ 12,500
Compensation & Human Resources Committee Member	$ 6,000	$ 7,000
Nominating & Governance Committee Member	$ 4,000	$ 6,000
Finance Committee Member	$ 5,000	$ 6,000

Non-Employee Director Compensation	Fiscal 2017	Fiscal 2018
Annual Lead Independent Director and Committee Chair Additional Retainers
Lead Independent Director	$ 25,000	$ 25,000
Audit Committee Chair	$ 15,000	$ 20,000
Compensation & Human Resources Committee Chair	$ 10,000	$ 12,000
Nominating & Governance Committee Chair	$ 5,000	$ 7,500
Finance Committee Chair	$ 5,000	$ 7,500

The following summarizes the key characteristics of the elements of our non-employee director compensation program:

Element	Key Characteristics
Annual Retainers	Each Board and committee member, committee chair and the Lead Independent Director receive annual retainers as described in the foregoing table for their respective service on our Board.
Stock Awards	On the first business day of our fiscal year (usually November 1), shares of our common stock are automatically granted under the Amended and Restated 2010 Plan. The stock award is determined by dividing the stock award value by the average of the closing prices of our common stock, as reported on the NYSE, during the three months prior to the grant. The shares are fully vested at the time of grant.
Stock Option Awards	On the first business day of our fiscal year, a stock option to purchase shares of our common stock is automatically granted. The stock option award is determined by dividing the stock option award value by the grant date fair value of a stock option to purchase one share of our common stock. See below for additional information regarding vesting of stock option grants.
Common Stock In Lieu of Annual Retainers	Our non-employee directors may elect to convert a portion or all of their calendar year annual retainers otherwise payable in cash into shares of our common stock. Annual retainers earned after the date a director makes a stock-in-lieu of cash election for a calendar year are issued in shares of common stock in December of that year, the number of which is determined by dividing the dollar amount of the annual retainers earned in the calendar year and elected to be converted into shares of our common stock by the closing price of our common stock, as reported on the NYSE, on the date that the shares are issued.
Deferred Compensation Plan	Non-employee directors may elect to defer receipt of all or a part of his or her stock award and/or cash compensation on a calendar year basis under the Deferred Plan for Directors. Because the value of a director’s deferred compensation account fluctuates, as applicable, based on the market value of our common stock or based on a rate of return on funds that are comparable to funds available in our IS&ESOP, earnings on deferred compensation are not preferential. Dividends paid on our common stock are credited to a director’s account as additional common stock units. A director is fully vested in his or her deferred compensation accounts. Distributions under the Deferred Plan for Directors are payable in accordance with the director participant’s prior distribution elections upon the earliest of retirement, prior to retirement if a valid election has been made or in an unforeseeable financial emergency.
Company Products	Each of our non-employee directors is entitled to receive certain Company products and related parts, service and accessories for his or her personal use, at no cost; provided, however, that directors are responsible for payment of applicable taxes attributable to the value of such items. The value of products, parts and accessories is deemed to be our distributor net price or its equivalent, which is also the price at which such items are generally available to our employees for purchase.
Charitable Giving	We offer a matching gift program for our non-employee directors, which provides that a gift or gifts by a director and/or his or her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $1,000 per director per year.
Indemnification and D&O Insurance	Each non-employee director is a party to an indemnification agreement with us pursuant to which we have agreed to provide indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Restated Certificate of Incorporation and continued coverage under our D&O insurance.

Stock Option Vesting.    Except as described below, stock options granted to our non-employee directors vest in three equal installments on each of the first, second and third year anniversaries of the date of grant and remain exercisable for a term of ten years after the date of grant.

If a director becomes disabled or dies, all outstanding unvested stock options will vest in full on the date the director’s service ceases by reason of such disability or death and all outstanding stock options may be exercised up to the earlier of the date the stock options expire or one year after the date the director’s service ceased by reason of such disability or death.

If a director has served as a member of the Board for ten full fiscal years or longer and terminates his or her service on the Board, other than due to death or disability, his or her outstanding unvested stock options will continue to vest in accordance with their terms and the director may exercise the vested portions of the stock options for up to four years after the director’s date of termination, but not later than the date the stock options expire. If a director has served as a member of the Board for less than ten full fiscal years and terminates his or her service on the Board, other than due to death or disability, his or her outstanding unvested stock options will expire and be canceled and the director may exercise any vested portions of the stock options for up to three months after the director’s date of termination, but not later than the date the stock options expire. The following directors have served as a member of the Board for ten full fiscal years or longer: Robert C. Buhrmaster, Janet K. Cooper, Gary L. Ellis, Katherine J. Harless, Gregg W. Steinhafel and Christopher A. Twomey.

If there is a change in control of our Company, stock options granted under the Amended and Restated 2010 Plan will vest immediately and remain exercisable for the remaining term and stock options granted under The Toro Company 2000 Directors Stock Plan, as amended, or 2000 Directors Stock Plan, will remain exercisable for three years or their respective expiration date, if earlier. The general definition of a change in control under the Amended and Restated 2010 Plan and the 2000 Directors Stock Plan is described under “Potential Payments Upon Termination or Change in Control—Change in Control” beginning on page 57.

Director Compensation for Fiscal 2017.    The following table provides summary information concerning the compensation of each individual non-employee director who served during fiscal 2017. Each of Richard M. Olson, who served as CEO in fiscal 2017, and Michael J. Hoffman, who served as Executive Chairman in fiscal 2017, is not compensated separately for his service as a director and his compensation is discussed in the “Executive Compensation” section beginning on page 31. Dr. Vale did not serve as a director in fiscal 2017 and, therefore, is not included in this table.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
Robert C. Buhrmaster	$ 120,000	$ 59,812	$ 54,997	$ 8,455	$ 243,264
Janet K. Cooper	$ 110,000	$ 59,812	$ 54,997	$ 516	$ 225,325
Gary L. Ellis	$ 100,000	$ 59,812	$ 54,997	$ 5,443	$ 220,252
Jeffrey M. Ettinger(6)	$ 90,000	$ 59,812	$ 54,997	$ 808	$ 205,617
Katherine J. Harless(7)	$ 96,000	$ 59,812	$ 54,997	$ 5,036	$ 215,845
D. Christian Koch	$ 95,000	$ 59,812	$ 54,997	$ 11,071	$ 220,880
James C. O’Rourke	$ 95,000	$ 59,812	$ 54,997	$ 456	$ 210,265
Gregg W. Steinhafel	$ 90,000	$ 59,812	$ 54,997	$ 20,944	$ 225,753
Christopher A. Twomey	$ 100,000	$ 59,812	$ 54,997	$ 4,456	$ 219,265

(1)	Unless a director otherwise elected to convert a portion or all of his or her annual retainers into shares of our common stock under our Amended and Restated 2010 Plan, annual retainers were paid in cash in four quarterly installments at the beginning of each fiscal quarter.

(2)	On November 1, 2016, 1,268 shares of our common stock were granted to each non-employee director with the calculation based on the average of the closing prices of our common stock, as reported on the NYSE, during the three months prior to the grant, which was $47.31. However, the amount reported in the table represents the grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 718. The closing price on the grant date of $47.17 was used in calculating the grant date fair value. The automatic grant of stock awards on November 1, 2016, were the only stock awards granted to directors during fiscal 2017. As of October 31, 2017, no directors held any restricted stock or other unvested stock awards.

(3)	On November 1, 2016, a stock option to purchase 4,951 shares of our common stock was granted to each non-employee director. The amount reported in the table represents the grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value is based on a Black-Scholes model valuation of $11.1082 per share. The following assumptions were used in the Black-Scholes calculation: a risk-free interest rate of 1.69%; expected life of 6.3 years; expected volatility of 24.51%; and an expected dividend yield of 1.27%. The exercise price per share is equal to 100% of the fair market value of one share of our common stock on the date of grant, as determined by the closing price for our common stock, as reported on the NYSE, which was $47.17 on November 1, 2016. The actual value of the stock option awards, if any, to be realized by a director depends upon whether the price of our common stock at exercise is greater than the exercise price of the stock options. The automatic grant of stock option awards on November 1, 2016 were the only stock options granted to directors during fiscal 2017.

(4)	As of October 31, 2017, the aggregate number of stock options (exercisable and unexercisable) held by each director was as follows: Mr. Buhrmaster—74,875; Ms. Cooper—61,527; Mr. Ellis—74,875; Mr. Ettinger—46,419; Ms. Harless—50,527; Mr. Koch—4,951; Mr. O’Rourke—20,285; Mr. Steinhafel—15,181; and Mr. Twomey—46,419. These numbers are different from the numbers set forth in the “Stock Options” column in footnote (2) to the “Directors and Executive Officers” stock ownership table beginning on page 6 which (i) sets forth information as of January 26, 2018 and (ii) does not include options that will become exercisable more than 60 days after January 26, 2018.

(5)	We generally do not provide perquisites and other personal benefits to our non-employee directors other than Company products for personal use. The amount reported includes for (i) each non-employee director the value of products, parts, service or accessories, as described under “Company Products” on page 23; (ii) each of Ms. Harless and Messrs. Koch and Twomey a charitable donation under our director matching gift program, as described under “Charitable Giving” on page 23; and (iii) each of Ms. Cooper and Messrs. Ettinger, Koch and Steinhafel the incremental cost to the Company for spousal travel in connection with an off-site board meeting.

(6)	Mr. Ettinger elected to convert his calendar 2016 and calendar 2017 retainers into shares of our common stock under the Amended and Restated 2010 Plan. On December 15, 2017, based on that day’s closing stock price of $64.70, as reported on the NYSE, Mr. Ettinger received 1,402 shares of our common stock in lieu of $90,709 cash that would have been paid in calendar 2017. The amount shown in the “Fees Earned or Paid in Cash” column represents the amount he earned for fiscal 2017.

(7)	Ms. Harless elected to defer receipt of her (i) calendar 2016 and calendar 2017 retainers earned in fiscal 2016, and (ii) the annual stock award granted on November 1, 2016, each under the Deferred Plan for Directors.

Related Person Transactions and Policies and Procedures Regarding Related Person Transactions

Our Corporate Governance Guidelines set forth in writing our policies and procedures regarding the review, approval and ratification of related person transactions. All reportable related person transactions must be reviewed, approved or ratified by the Nominating & Governance Committee. In determining whether to approve or ratify such transactions, the Committee will take into account, among other factors and information it deems appropriate:

•	the related person’s relationship to our Company and interest in the transaction;

•	the material facts of the transaction;

•	the benefits to our Company of the transaction; and

•	an assessment of whether the transaction is (to the extent applicable) in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, and whether the related person had any direct or indirect personal interest in, or received any personal benefit from, such transaction.

Transactions in the ordinary course of business, between us and an unaffiliated corporation of which one of our non-employee directors serves as an officer, that are at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in which the non-employee director had no direct or indirect personal interest, nor received any personal benefit, and in amounts that are not material to our business or the business of such unaffiliated corporation, are deemed conclusively pre-approved.

Board of Directors Business Ethics Policy Statement

It is our policy to maintain the highest level of moral, ethical and legal standards in the conduct of our business. Pursuant to our Corporate Governance Guidelines, the Board has adopted, and each director annually signs, a Business Ethics Policy Statement. The policy can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link).

Code of Conduct and Code of Ethics for our CEO and Senior Financial Personnel

All of our directors and employees are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest level of moral, ethical and legal standards. We also have a Code of Ethics for our CEO and Senior Financial Personnel applicable to our CEO (our principal executive officer), our Vice President, Treasurer and Chief Financial Officer (our principal financial and accounting officer), our Director, Corporate Controller and to all business unit controllers and senior accounting personnel identified by our Director, Corporate Controller who are also bound by the provisions set forth in the Code of Conduct relating to ethical conduct, conflicts of interest and compliance with the law. Our Code of Conduct and Code of Ethics for our CEO and Senior Financial Personnel can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). If necessary, we intend to satisfy the disclosure requirements of Item 5.05 of the Current Report on Form 8-K regarding amendments to or waivers from any provision of our Code of Ethics for our CEO and Senior Financial Personnel by posting such information on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link).

Communications with Directors; Complaint Procedures

Shareholders and other interested parties may communicate directly with our Board of Directors, our Board committees, our non-employee directors as a group, our Lead Independent Director, or any other specified individual director in writing by (i) sending a letter addressed to The Toro Company Board of Directors, c/o Vice President, Secretary and General Counsel, 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, or (ii) sending an email to boardofdirectors@toro.com. Substantive communications, such as corporate governance matters or potential issues relating to accounting, internal controls or other auditing matters, are forwarded by our Vice President, Secretary and General Counsel to the relevant director(s) as appropriate. Communications not requiring the substantive attention of our Board, such as employment inquiries, sales solicitations, donation requests, questions about our products, and other such matters, are handled directly by our Management.

We maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A 24-hour, toll-free confidential ethics hotline and a confidential web-based reporting tool are available for the submission of concerns regarding these and other matters by any employee. Concerns and questions received through these methods relating to accounting, internal accounting controls or auditing matters are promptly brought to the attention of the Chair of the Audit Committee and are handled in accordance with procedures established by the Audit Committee. Complete information regarding our complaint procedures is contained within our Code of Conduct, which may be accessed on our website as noted above.

PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

The Audit Committee selects our external auditor. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our external auditor and determines whether to re-engage the current external auditor. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the external auditor, including the performance, technical expertise, and industry knowledge of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the external audit firm; the external auditor’s global capabilities relative to our business; the external auditor’s knowledge of our operations; and the external auditor’s fees. Upon consideration of these and other factors, the Audit Committee has selected KPMG LLP, or KPMG, to serve as our external auditor for fiscal 2018. Although it is not required to do so, the Board, as it traditionally has done in the past, is asking our shareholders to ratify the Audit Committee’s selection of KPMG. If our shareholders do not ratify the selection of KPMG, the Audit Committee may reconsider its selection. Even if the selection is ratified by our shareholders, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

Representatives of KPMG will be present at the annual meeting to answer appropriate questions. They also will have the opportunity to make a statement if they wish to do so.

Audit, Audit-Related, Tax and Other Fees

The following table sets forth the aggregate fees billed to us for professional services rendered by KPMG for fiscal 2017 and fiscal 2016 by category, as described in the footnotes to the table.

	Fiscal 2017	Fiscal 2016
Audit Fees(1)	$1,248,875	$1,213,420
Audit-Related Fees(2)	$63,425	$51,500
Tax Fees(3)	$146,333	$499,452
All Other Fees	$0	$0

(1)	Consist of aggregate fees billed, or expected to be billed, for fiscal 2017 and fiscal 2016, respectively, for professional services rendered by KPMG in connection with the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory audits of certain of our international subsidiaries and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consist of aggregate fees billed for KPMG’s services related to audits of employee benefit plans, issuance of a consent for a Form S-8 registration statement filed with the SEC on December 22, 2016, and various other attestation procedures.

(3)	Consist of aggregate fees billed for professional services rendered by KPMG for permissible domestic and international tax consulting, planning and compliance services.

Pre-Approval Policies and Procedures

The Audit Committee Charter requires that the Audit Committee review and approve in advance the retention of our external auditor for all types of audit and non-audit services to be performed for us by our external auditor and approve the fees for such services, other than de minimus non-audit services allowed by relevant rules and regulations. All of the services provided to us by KPMG for which we paid Audit Fees, Audit-Related Fees and Tax Fees, as shown in the table above, were pre-approved by the Audit Committee in accordance with this pre-approval policy and procedures.

The Board of Directors Recommends a Vote FOR Ratification of the Selection of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal 2018	☑

Audit Committee Report

This report is furnished by the Audit Committee with respect to our financial statements for fiscal 2017.

Ultimate responsibility for good corporate governance rests with our Board, whose primary roles and responsibilities involve oversight, counseling and providing direction to our Management in the best long-term interests of Toro and our shareholders. As set forth in its charter, the Audit Committee assists our Board by, among other things, providing oversight of our accounting and financial reporting processes, the audits of our annual financial statements and internal control over financial reporting. A copy of our Audit Committee Charter, which further describes the role and responsibilities of the Audit Committee, is available online at www.thetorocompany.com (click on “Investor Information” and “Corporate Governance”).

Management is primarily responsible for the establishment and maintenance of our accounting and financial reporting processes, including our internal controls, and for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), or PCAOB, expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and expressing an opinion on the effectiveness of our internal control over financial reporting.

In performing its oversight role, the Audit Committee has (i) reviewed and discussed with Management our audited financial statements for fiscal 2017, (ii) discussed with representatives of KPMG the matters required to be discussed by PCAOB Auditing Standard 1301 (Communications with Audit Committees), (iii) received the written disclosures and the letters from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning KPMG’s independence, and (iv) discussed with representatives of KPMG its independence and concluded that it is independent from Toro and its Management.

Based on the review and discussions referred to in the foregoing paragraph and subject to the limitations on its responsibilities set forth in its charter, the Audit Committee recommended to our Board that our audited financial statements for fiscal 2017 be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2017, for filing with the SEC.

Audit Committee:

Janet K. Cooper (Chair)

Gary L. Ellis

Katherine J. Harless

D. Christian Koch

James C. O’Rourke

PROPOSAL THREE—ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

The Board is providing our shareholders with an advisory vote on our executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act. This advisory vote, commonly known as a say-on-pay vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in the “Executive Compensation” section of this proxy statement beginning on page 31, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes. At the 2017 Annual Meeting of Shareholders held on March 21, 2017, over 98% of the votes cast by our shareholders were in favor of our say-on-pay vote. The Compensation & Human Resources Committee believes that such results affirmed shareholder support of our approach to executive compensation.

Our executive compensation program is generally designed to attract, retain, motivate and reward highly qualified and talented executive officers, including our named executive officers, that will enable us to perform better than our competitors and drive long-term shareholder value. The underlying core principles of our executive compensation program include (i) aligning the interests of our executives with those of our shareholders and linking pay to performance by providing compensation opportunities that are tied directly to the achievement of financial performance goals and long-term stock price performance and (ii) providing competitive compensation opportunities targeted at the market 50th percentile for both individual elements of compensation and total direct compensation at target levels of financial performance, which we believe allows us to attract and retain the necessary executive talent while motivating and rewarding the accomplishment of annual and long-term financial performance goals and maintaining an appropriate cost structure. The “Compensation Discussion and Analysis,” beginning on page 31, describes our executive compensation program and the executive compensation decisions made by the Compensation & Human Resources Committee in fiscal 2017 in more detail. Important considerations include:

•	A substantial portion of total executive compensation is linked directly to performance and requires that minimum, or threshold, levels of performance be met in order for there to be any payout.

•	All incentive compensation awards, including annual and long-term equity and incentive awards, are subject to a “clawback” mechanism.

•	None of our executive officers have employment or severance agreements or arrangements, except as provided for in our change in control severance compensation policy, or CIC policy.

•	We do not provide tax “gross-up” payments under our CIC policy or in connection with any annual or long-term compensation, benefits or perquisites provided to our executive officers.

•	Our executive officers receive only modest perquisites.

•	We maintain stock ownership guidelines for each of our executive officers.

•	Our insider trading policy prohibits executive officers and directors from purchasing Toro securities on margin, borrowing against any account in which Toro securities are held, or pledging Toro securities as collateral for a loan.

•	Our insider trading policy prohibits employees, executive officers and directors from purchasing any financial instruments (including without limitation collars, equity swaps, prepaid variable forward contracts, and exchange funds) that are designed to hedge or offset any decrease in the market value of Toro securities.

•	We have an independent Compensation & Human Resources Committee.

•	We utilize an independent external compensation consultant.

We believe that our executive compensation objectives and core principles have resulted in an executive compensation program and related decisions that have appropriately incentivized the achievement of financial goals and produced financial results that have benefited our Company and our shareholders and are expected to drive long-term shareholder value.

Accordingly, the Board recommends that our shareholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this proxy statement.

Shareholders are not voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. Our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

In accordance with the result of the advisory vote on the frequency of the say-on-pay vote, which was conducted at the Company’s 2017 Annual Meeting of Shareholders, the Board of Directors has determined that the Company will continue to conduct an executive compensation advisory vote on an annual basis. Accordingly, the next say-on-pay vote will occur in 2019 in connection with our 2019 Annual Meeting of Shareholders.

The Board of Directors Recommends a Vote FOR Approval, on an Advisory Basis, of our Executive Compensation, or Say-On-Pay Vote.	☑

EXECUTIVE COMPENSATION

Compensation & Human Resources Committee Report

The Compensation & Human Resources Committee has reviewed and discussed the “Compensation Discussion and Analysis” with Management and recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended October 31, 2017.

Compensation & Human Resources Committee:

Christopher A. Twomey (Chair)

Robert C. Buhrmaster

Jeffrey M. Ettinger

James C. O‘Rourke

Gregg W. Steinhafel

Compensation Discussion and Analysis

Overview.    In this Compensation Discussion and Analysis, or CD&A, we describe key principles and approaches used to determine elements of compensation paid or awarded to and earned by our named executive officers whose compensation is set forth in the “Summary Compensation Table” beginning on page 46.

During the third quarter of fiscal 2017, we announced that Michael J. Hoffman would retire as Executive Chairman of the Board and that Richard M. Olson would become our Chairman of the Board, in addition to being our President and CEO. This transition was effective on November 3, 2017. Our named executive officers for fiscal 2017 were:

•	Richard M. Olson, current Chairman of the Board, President and CEO;

•	Renee J. Peterson, Vice President, Treasurer and Chief Financial Officer;

•	Michael J. Hoffman, former Executive Chairman of the Board;

•	William E. Brown, Jr., Group Vice President, Residential and Contractor Businesses; and

•	Timothy P. Dordell, Vice President, Secretary and General Counsel.

This CD&A should be read in conjunction with the accompanying compensation tables, corresponding footnotes and narrative discussion, as they provide information and context to the compensation disclosures. Additionally, this CD&A should be read in conjunction with our advisory vote on executive compensation, which can be found under “Proposal Three—Advisory Approval of our Executive Compensation” beginning on page 29.

Executive Compensation Program Objectives.    Our guiding compensation philosophy is to maintain an executive compensation program that allows us to attract, retain, motivate and reward highly qualified and talented executive officers that will enable us to perform better than our competitors and drive long-term shareholder value. The following core principles provide a framework for our executive compensation program:

•	Align interests of executive officers with shareholder interests;

•	Link pay to performance; and

•	Provide competitive target total direct compensation opportunities.

Highlights of Compensation Practices.    At our 2017 Annual Meeting of Shareholders, our shareholders had the opportunity to vote on an advisory say-on-pay proposal and over 98% of the votes cast were in favor of such proposal. The Compensation & Human Resources Committee believes that such results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to, and, therefore, did not, make any significant changes to our executive compensation program in fiscal 2017. Additionally, as required every six years, at our 2017 Annual Meeting of Shareholders, our shareholders had the opportunity to provide an advisory vote on the frequency of future advisory say-on-pay votes. Our Board of Directors recommended, and our shareholders approved, an annual say-on-pay vote.

What We Do:

✓	We link a substantial portion of total executive compensation directly to performance and require that minimum, or threshold, levels of performance be met in order for there to be any payout.

✓	We utilize a mix of earnings, revenue and asset-based performance measures for our annual cash incentive awards and long-term performance share awards.

✓	We cap annual cash incentive award and long-term performance share award payouts at 200% of the target award.

✓	We utilize three-year performance share awards, the payouts of which vary based on performance and are contingent upon the achievement of three-year performance goals.

✓	We utilize stock options, the value of which is contingent upon long-term stock price performance since stock options only have value if the stock price at the time of exercise exceeds the exercise price; the exercise price reflects the closing price of our common stock, as reported on the NYSE, on the date of grant.

✓	We impose a minimum vesting requirement of three years or more for our time-based equity awards.

✓	We maintain stock ownership guidelines for our executive officers.

✓	We include clawback provisions within our annual cash incentive and long-term incentive awards.

✓	We have an independent Compensation & Human Resources Committee which is advised by an independent external compensation consultant.

✓	We provide our shareholders with the opportunity to cast an advisory say-on-pay vote on an annual basis.

What We Don’t Do:

We do not allow repricing or exchange of any equity awards without shareholder approval.

We do not have individual employment agreements with any executive officer.

We do not provide excessive perquisites.

We do not provide gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

We do not allow hedging or pledging of Toro securities by our executive officers.

Pay Levels/Mix.    A significant portion of our executive officers’ target total direct compensation is comprised of short- and long-term variable performance-based, or at risk, compensation to directly link their pay to performance. For fiscal 2017:

•	82% of the target total direct compensation for our President and CEO was performance-based.

•	68% of the target total direct compensation for our other named executive officers, excluding Mr. Hoffman, was performance-based. As a result of the revised role and responsibilities anticipated in connection with Mr. Hoffman’s transition from Chairman and CEO to Executive Chairman at the beginning of fiscal 2017, including the expectation that he focus on providing leadership to the Board and not on the Company’s operations or day-to-day management, the Compensation & Human Resources Committee did not issue a three-year performance share award to Mr. Hoffman for the fiscal 2017 to fiscal 2019 performance period. Therefore, Mr. Hoffman’s compensation is not included in this calculation.

Short-term variable compensation is in the form of annual cash incentive awards. Long-term variable compensation is in the form of stock options that vest over three years and three-year performance share awards. We target pay opportunities within a competitive range of the market 50th percentile for each element of compensation and in total; variance around the market 50th percentile is dependent on a number of factors. We also provide our executive officers with modest perquisites and market competitive retirement and benefit plans.

*	Excluding Mr. Hoffman

Fiscal 2017 Financial Highlights.    Below are brief financial highlights for fiscal 2017.

Financial Highlights	Fiscal 2016	Fiscal 2017	Change
Net sales (in millions)	$2,392.2	$2,505.2	+4.7%
Diluted net EPS	$2.06	$2.41	+ 17.0%
Corporate average net assets turns*	2.14940	2.39530	Increase of 0.249 points
Quarterly cash dividend	$0.15	$0.175	+16.7%

*	Corporate average net asset turns is defined as total cost of goods sold divided by the twelve month average of net assets less the twelve month average of cash and cash equivalents. Net assets is defined as the fiscal year monthly average of total assets less accounts payables, accrued liabilities, income taxes and other long-term liabilities.

Additionally, during fiscal 2017, we returned nearly $236 million to shareholders through the payment of approximately $76 million in dividends and the repurchase of approximately $160 million of our common stock.

Impact on Annual Cash Incentives.    As described in more detail under “Annual Cash Incentives” beginning on page 37, our fiscal 2017 corporate performance as compared to the corporate performance measures established for the fiscal 2017 annual cash incentive awards, is indicated in the table below:

Corporate: Fiscal 2017 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
40% diluted net EPS	$1.81	$2.26	$2.71	$2.41 (between target and maximum)
30% corporate revenue growth	2%	4.0% – 5.6%	7.6%	4.7% (at target)
30% corporate average net assets turns	1.89691	2.23166	2.56641	2.39530 (between target and maximum)
Corporate performance payout				127.94% of target

Impact on Long-Term Incentives.    As described in more detail under “Long-Term Incentives—Performance Measures for the Performance Period Ending in Fiscal 2017” beginning on page 42, the three-year cumulative corporate performance for fiscal 2015 to fiscal 2017 as compared to the cumulative corporate performance measures established for the fiscal 2015 to fiscal 2017 performance period, is indicated in the table below:

Fiscal 2015 to Fiscal 2017 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
50% cumulative corporate net income plus after-tax interest (in thousands)*	$527,552	$659,441	$747,364	$720,518 (between target and maximum)
30% cumulative corporate revenue (in thousands)	$6,822,529	$7,607,515	$7,661,187	$7,288,227 (between threshold and target)
20% cumulative corporate average net assets turns	5.55672	6.53732	7.51792	6.66650 (between target and maximum)
Fiscal 2015 to fiscal 2017 performance share award payout				130.05% of target

*	Cumulative corporate net income plus after-tax interest is defined as net earnings plus interest expense, net of taxes.

How We Make Compensation Decisions.    There are several elements to our executive officer compensation decision-making, which we believe allow us to most effectively implement our established compensation philosophy. The Compensation & Human Resources Committee, its independent external compensation consultant and Management all have a role in decision making for executive officer compensation. These roles are described below:

Role of the Compensation & Human Resources Committee.    The Compensation & Human Resources Committee, which is comprised solely of independent directors, oversees our executive compensation program. Within its duties, the Committee approves compensation for each of our executive officers. In addition, compensation approved by the Committee for our CEO, is submitted to the independent directors of the Board for ratification. In doing so, the Committee:

•	Approves the total direct executive compensation package for each executive officer, including his or her base salary, annual cash incentive award and long-term incentive awards;

•	Reviews and approves corporate and division financial performance measures, weightings, goals and performance adjustment events, if any, related to our annual and long-term incentive awards;

•	Reviews and approves annual cash incentive award payouts and long-term performance share award payouts;

•	Evaluates market competitiveness of each of our executive officer’s compensation (in total and by each individual element); and

•	Evaluates proposed changes to other elements of our executive compensation program.

During fiscal 2017, the Committee received input from Willis Towers Watson, its independent external compensation consultant, and our Management, including our Chairman, President and CEO, Vice President, Human Resources and Distributor Development and our Managing Director, Total Rewards and Employee Services.

Role of the Independent External Compensation Consultant.    The Committee has sole authority to hire consultants, approve their fees and determine the nature and scope of their work. The Committee may replace consultants or hire additional consultants at any time.

A representative from Willis Towers Watson attended two of the three Committee meetings in fiscal 2017, including attendance in executive session without Management present, and generally communicated with the Chair of the Committee in advance of, and/or following, such Committee meetings. During fiscal 2017, Willis Towers Watson reviewed and discussed executive compensation structure and trends with Management and the Committee and provided market data for all of our executive officers, including our named executive officers, along with a comparison of those executive officers’ current base salaries, target total cash compensation and total direct compensation to the market 25th, 50th and 75th percentiles. Additionally, during fiscal 2017, Willis Towers Watson reviewed and discussed executive officer compensation recommendations made by Management in advance of applicable Committee meetings and participated in discussions at the Committee meetings regarding those recommendations. Willis Towers Watson is engaged by the Committee from time to time to perform other compensation consulting services, which in fiscal 2017 included a review of non-employee director compensation and a review of the current risk management practices and risk-taking incentives used by us for compensating executive officers.

Role of Management.    Management’s role is to provide current compensation information and information regarding executive officer duties and responsibilities to Willis Towers Watson and provide analysis and recommendations on executive officer compensation to the Committee based on the comparison to market; the executive’s level of professional experience; the executive’s duties and responsibilities; individual performance; tenure in the position; corporate, division and/or plant performance, as applicable; internal pay comparisons; and outside market factors, including general economic conditions. None of our executive officers provides input or recommendations with respect to his or her own compensation.

Use of Market Data.    Since one of the objectives of our executive compensation program is to provide market competitive compensation opportunities, during fiscal 2017 the Committee used market data provided by Willis Towers Watson to help evaluate and make compensation decisions. Market data, which is size-adjusted, is provided by Willis Towers Watson through its executive compensation database, which includes over 1,000 participating companies. We believe that the market for our executive officer talent is not limited to the manufacturing industry; therefore, we do not focus specifically on manufacturing companies within the database, nor do we identify a separate group of peer companies within the manufacturing industry for executive compensation purposes. The market data provided by Willis Towers Watson was in aggregate form and, therefore, individual data for participating companies in the survey was not considered when determining executive officer compensation in total or for any individual officer or element.

Fiscal 2017 CEO Transition.    On July 19, 2016, we announced the following effective on November 1, 2016, the first day of fiscal 2017:

•	Mr. Olson’s promotion to President and CEO and

•	Mr. Hoffman would continue to serve as Executive Chairman.

In connection with this announcement, and commensurate with their new responsibilities, the following compensation decisions were made, which were also effective on November 1, 2016:

•	Mr. Olson’s fiscal 2017 annual base salary was set at $775,000, an increase from his fiscal 2016 base salary of $500,000; his fiscal 2017 annual cash incentive payout percentage was set at 100% of his fiscal year base salary, an increase from 80% of his fiscal year 2016 base salary; and

•	Mr. Hoffman’s fiscal 2017 annual base salary was set at $680,000, a decrease from his fiscal 2016 base salary of $990,000; his fiscal 2017 annual cash incentive payout percentage was set at 125% of his fiscal year base salary, the same as his percentage for fiscal 2016.

Compensation decisions for Mr. Olson were made using the same process described under “How We Make Compensation Decisions” beginning on page 34. In determining compensation decisions for Mr. Hoffman for fiscal 2017, the Committee did the following: reviewed applicable published market survey data provided by Willis Towers Watson; reviewed relevant compensation data in certain proxy statements of other U.S. public companies that had experienced a CEO transaction; discussed such market data and compensation practices with our independent external compensation consultant; and reviewed Mr. Hoffman’s outstanding equity awards. The result of that review, in addition to considering Mr. Hoffman’s reduced roles and responsibilities for fiscal 2017, were the determining factors that the Committee used in setting Mr. Hoffman’s fiscal 2017 compensation.

Elements of Our Executive Compensation Program.    During fiscal 2017, our executive compensation program consisted of the following key elements: base salary, annual cash incentive, long-term incentives in the form of stock options and performance share awards, health and welfare benefits, retirement plans and perquisites. The following table provides some of the key characteristics of and purpose for each element along with some key actions taken during fiscal 2017.

Element	Key Characteristics	Purpose	Key Fiscal 2017 Actions
Base Salary	A fixed amount, paid in cash and reviewed annually and, if appropriate, adjusted.	Provide a source of fixed income that is market competitive and reflects scope and responsibility of the position held.	Named executive officers, other than Messrs. Olson and Hoffman, received base salary increases ranging from 3.7% to 5.4% of their then current annual base salaries.
Annual Cash Incentive	A variable, short-term element of compensation that is payable in cash based on achievement of key pre-established annual corporate financial goals and for division participants, division financial goals.	Motivate and reward our executive officers for achievement of annual financial business goals intended to drive overall company and division performance.

Target awards as a percent of base salary for named executive officers, other than Messrs. Olson and Hoffman, were established at 60% to 75% of fiscal year base salary.

Corporate performance measures and weightings were established for all of our named executive officers for fiscal 2017.

Long-Term Incentives	A variable, long-term element of compensation that is provided in the form of stock options and performance share awards. Stock options are time-based and vest no more frequently than ratably over three years and performance share awards are payable based on achievement of cumulative financial goals after three years and are paid out in shares of our common stock.	Align the interests of our executive officers with our shareholders; encourage focus on long-term company financial performance measures that are deemed strategically and operationally important to our company; promote retention of our executive officers; and encourage significant ownership of our common stock.

Our named executive officers, other than Mr. Hoffman, were granted stock options and performance share awards.

Corporate performance measures and weightings were established for all of our named executive officers receiving performance share awards for our fiscal 2017 to fiscal 2019 performance period.

Health and Welfare Benefits	Includes medical and dental insurance; life, accidental death and dismemberment insurance; and disability insurance.	Provide competitive health and welfare benefits.	No significant changes were made to health and welfare benefits.
Retirement Plans	Includes a defined contribution retirement plan and certain nonqualified retirement plans.	Provide an opportunity for employees to save and prepare financially for retirement.	No significant changes were made to retirement plans.
Perquisites	Includes a company-leased automobile, financial planning allowance, company products and executive physicals.	Assist in promoting the health and personal financial security of our executive officers; promote the personal use of our products by our executive officers; and promote the attraction and retention of our executive officers.	No significant changes were made to perquisites.

We describe each key element of our executive compensation program in more detail in the following pages, along with the compensation decisions made in fiscal 2017.

Base Salary.

General.    We review base salaries for our executive officers on an annual basis to ensure that they remain market competitive and reflect the scope and responsibility of their positions. Base salaries for our executive officers are reviewed and discussed at the regular meeting of the Compensation & Human Resources Committee held in November or December of each year. Additionally, base salaries for executive officers are reviewed upon a change in an executive officer’s responsibilities or role.

Discussion and Analysis.    When we recommended fiscal 2017 base salaries for our named executive officers, the following factors were considered: current base salary, positioning relative to competitive market data, scope and complexity of the position, experience, tenure, historical and current levels of function, division, and individual performance and internal pay comparisons. Fiscal 2017 annual base salaries, fiscal 2017 annual base salary increases compared to fiscal 2016 and fiscal 2017 annual base salaries compared to the market 50th percentile are provided in the table below for our named executive officers:

Name	Fiscal 2017 Annual Base Salary	Fiscal 2017 Annual Base Salary Change Compared to Fiscal 2016	Fiscal 2017 Annual Base Salary Compared to Market 50th Percentile
Mr. Olson	$775,000	55.0%	16% below
Ms. Peterson	$505,000	4.1%	1% below
Mr. Hoffman	$680,000	-31.1%	NA
Mr. Brown	$432,000	5.4%	6% below
Mr. Dordell	$425,000	3.7%	1% above

In connection with the fiscal 2017 CEO transition, Mr. Olson’s fiscal 2017 annual base salary was set at $775,000. The Compensation & Human Resources Committee believes that this increase in base salary is reflective of the significant increase in his duties and responsibilities, while also positioned below the market 50th percentile, which is appropriate given Mr. Olson is new to the CEO role. In addition, Mr. Hoffman’s base salary was set at $680,000, a decrease from his fiscal 2016 base salary of $990,000. The base salary decision for Mr. Hoffman was based on the process described in “Fiscal 2017 CEO Transition” on page 35. The base salary increases for all other named executive officers were intended to bring their respective annual base salaries to, or closer to, the market 50th percentile.

Annual Cash Incentives.

General.    To help ensure we meet our compensation program objective of linking pay to performance, we provide the opportunity for our executive officers to earn an annual cash incentive, which is designed to motivate attainment and reward accomplishment of annual financial business goals. This is done by establishing financial goals that link to our annual financial plan.

At the beginning of each fiscal year, during its regular meeting held in November or December, the Compensation & Human Resources Committee approves a target award expressed as a percentage of base salary for each executive officer. Additionally, the Committee approves specific performance measures, weightings, goals and performance adjustment events, if any, at the corporate and division level for the fiscal year. The performance measures are derived from a list of performance measures included in our Amended and Restated 2010 Plan. For each performance measure, a threshold, target and maximum level of performance is defined, which have corresponding payout percentages. During the fiscal year, the Committee reviews progress against the established goals. Following the end of the fiscal year, at its regular meeting held in November or December, Management presents a summary of, and the Committee certifies, actual performance as compared to the established corporate and division goals along with a corresponding payout percentage, which is expressed as a percent of target performance. Annual cash incentive awards are paid out to the executive officers in December, and are contingent on the issuance of our press release announcing our financial results for the recently completed fiscal year.

Target Awards.    When determining the target award for each executive officer, the Committee reviews the market 50th percentile for target total cash compensation (sum of base salary and target annual cash incentive) for the position in which such executive officer serves. Our objective is that when we achieve target levels of performance for each measure, resulting total cash compensation paid to our executive officers is within a reasonable range of the market 50th percentile. Actual total cash compensation will generally exceed the market 50th percentile if actual performance for each measure exceeds established target annual financial business goals and will generally be less than the market 50th percentile if actual performance for each measure is below established target annual financial business goals. In addition to considering the market data, the Committee also considers experience, tenure, scope and complexity of the executive officer’s position, individual contributions and performance, as well as internal pay equity. Actual awards can range from 0% (if threshold levels of performance are not met) to 200% of the target award (if maximum levels of performance are met for all of the performance measures) and the resulting competitiveness of total cash compensation will also vary accordingly.

In December 2016, the Committee approved the fiscal 2017 target awards shown below for our named executive officers. The fiscal 2017 target annual cash incentive award, the change in the target award percentage, the resulting fiscal 2017 target total cash compensation (sum of fiscal 2017 annual base salary and fiscal 2017 target annual cash incentive award) and the comparison to the market 50th percentile are also provided.

Name	Fiscal 2017 Annual Base Salary	Fiscal 2017 Award at Target (% of base salary)	Fiscal 2017 Target Award Percentage Change	Fiscal 2017 Target Annual Cash Incentive Award	Fiscal 2017 Target Total Cash Compensation	Fiscal 2017 Target Total Cash Compensation Compared to Market 50th Percentile
Mr. Olson	$775,000	100%	+ 20%	$ 775,000	$1,550,000	22% below
Ms. Peterson	$505,000	75%	No change	$ 378,750	$ 883,750	At market
Mr. Hoffman	$680,000	125%	No change	$ 850,000	$1,530,000	NA
Mr. Brown	$432,000	65%	No change	$ 280,800	$ 712,800	10% below
Mr. Dordell	$425,000	60%	+ 5%	$ 255,000	$ 680,000	1% below

We believe that the fiscal 2017 target annual cash incentive awards reflect market competitive annual cash incentive opportunities and that the differentiation of target awards among our named executive officers was appropriate given the scope and responsibility of their respective positions. The change in the target award for Mr. Olson is reflective of the significant increase in his duties and responsibilities as President and CEO.

The annual target award and resulting target total cash compensation decisions for Mr. Hoffman were based on the process described in “Fiscal 2017 CEO Transition” on page 35. The change in the target award for Mr. Dordell was intended to bring his target total cash compensation closer to the market 50th percentile. The target award for Mr. Brown was increased in fiscal 2016, which, for fiscal 2016, resulted in target total cash compensation being slightly below the market 50th percentile. The Committee determined it was appropriate to keep Mr. Brown’s target award at 65% for fiscal 2017 and continue to monitor market data for his position.

Details regarding actual total cash compensation for fiscal 2017 can be found under “Annual Cash Incentives—Actual Cash Compensation Discussion and Analysis” on page 40.

Performance Measures, Weightings and Goals.    Each year, the Committee determines performance measures, weightings, goals and performance adjustment events, if any, for the annual cash incentive awards. We believe that in order to motivate our executive officers to achieve annual financial business goals, it is important to select performance measures designed to motivate our executive officers to achieve our annual financial plan, as well as drive shareholder value. Key drivers in our annual financial plan for fiscal 2017 included profitability, revenue growth, and asset efficiency. Accordingly, the corporate performance measures for fiscal 2017 were diluted net EPS, corporate revenue growth, and corporate average net assets turns, and the division performance measures were division controllable profit contribution, or CPC, division revenue growth, and division working capital as a percent of sales. Division CPC is defined as divisional operating earnings plus divisional other income, net. Division working capital as a percent of sales is defined as the twelve month average divisional receivables divided by divisional net sales plus the twelve month average divisional inventories divided by divisional net sales minus the total Company accounts payables divided by the total Company net sales.

The corporate and division performance measures and weightings for fiscal 2017, as approved by the Committee, were as follows:

Corporate Performance Measures	Division Performance Measures
40% diluted net EPS	40% division CPC
30% corporate revenue growth	30% division revenue growth
30% corporate average net assets turns	30% division working capital as a percent of sales

Our executive officers with all corporate responsibilities had 100% of their annual cash incentive tied to corporate performance. Our executive officers with divisional responsibility generally had 50% of their annual cash incentive tied to corporate performance and 50% tied to division performance.

For fiscal 2017, threshold, target and maximum goals were established for each corporate and division performance measure. Target levels of performance were established based on our annual financial business plan, which takes into account our prior fiscal year financial business results, our competitive situation and the general outlook for our business during the current fiscal year. Additionally, the following thresholds affect whether or not a corporate and/or division payout is made:

•	The diluted net EPS threshold goal, which was set at 80% of plan, must have been met in order for there to be any payout for corporate participants and any corporate portion of the payout for division participants; and

•	For division participants to receive a division payout, CPC for the respective division must have been at least 80% of the plan, or the threshold level of performance established for that division.

As provided for and in accordance with our Amended and Restated 2010 Plan, the Committee also established specific adjustment events for determining corporate performance payouts and division performance payouts under the fiscal 2017 annual cash incentive awards. With respect to corporate adjustment events, the impact of an acquisition on the fiscal 2017 annual cash incentive award payouts was determined by the size of the acquisition based on projected annual revenue for the first twelve months following the closing of an acquisition, as follows:

•	The impact of any acquisition greater than $10 million was to be excluded from the payout calculation, unless such acquisition was included in the fiscal 2017 goals; and

•	The impact of any acquisition less than $10 million was to be included in the payout calculation.

Additionally, any externally driven changes in accounting principles and standards were to be excluded if the cumulative net impact on the payout of all such accounting adjustments affected the award payout by more than 2%. With respect to division adjustment events, the impact of any acquisition was excluded from the payout calculation and the impact of any currency fluctuations from assumed foreign currency exchange rate plan levels was excluded from the payout calculation.

Following the end of fiscal 2017, the Compensation & Human Resources Committee and Management discussed corporate and division performance measure weightings for the fiscal 2018 annual cash incentive awards. Given the Company’s continued focus on profitability, as well as the Company’s strong results on the asset efficiency performance measures, as measured at the corporate level by corporate average net assets turns and at the division level by working capital as a percent of sales, the Committee decided that changes to the weightings for the fiscal 2018 annual cash incentive award performance measures were appropriate. Therefore, the Committee increased the weighting of the profitability performance measure and decreased the weighting of the asset efficiency performance measure. As a result, for the fiscal 2018 annual cash incentive awards, the corporate performance measure weightings are: 50% diluted net EPS, 30% corporate revenue growth, and 20% corporate average net assets turns. Similarly, the division performance measure weightings were aligned with the corporate performance measure weightings.

Corporate Performance Measures and Goals.    The table below summarizes the fiscal 2017 corporate performance measures and goals applicable to our executive officers. In fiscal 2017, there were no corporate adjustment events applied for determining corporate performance payouts.

Corporate: Fiscal 2017 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
40% diluted net EPS	$1.81	$2.26	$2.71	$2.41 (between target and maximum)
30% corporate revenue growth	2%	4.0% – 5.6%	7.6%	4.7% (at target)
30% corporate average net assets turns	1.89691	2.23166	2.56641	2.39530 (between target and maximum)
Corporate performance payout				127.94% of target

Corporate Performance Discussion and Analysis.    When applying the weightings of the performance measures to actual results, the resulting corporate performance payout for fiscal 2017 was 127.94% of target. All of our named executive officers had 100% of their annual cash incentive awards tied to corporate performance for all of fiscal 2017 and therefore, their annual cash incentive award payouts were at 127.94% of target. Applying their individual target awards as a percent of base salary, this translated to payouts of approximately 128% for Mr. Olson, 96% for Ms. Peterson, and 160%, 83% and 77% of fiscal year base salaries for Messrs. Hoffman, Brown, and Dordell respectively.

Division Performance Measures and Goals.    In addition to corporate performance, our executives with division responsibility had 50% of their annual cash incentive award based on actual division performance against division performance goals established for the individual divisions over which they have responsibility. In fiscal 2017, none of our named executive officers had a payout tied to division performance.

Actual Cash Compensation Discussion and Analysis.    Fiscal 2017 actual total cash compensation and its position relative to the market 50th percentile is reflected in the table below.

Name	Fiscal 2017 Base Salary	Fiscal 2017 Actual Total Annual Cash Incentive Award Payout	Fiscal 2017 Actual Total Cash Compensation	Fiscal 2017 Actual Total Cash Compensation Compared to Market 50th Percentile
Mr. Olson	$775,000	$ 991,535	$1,766,535	11% below
Ms. Peterson	$505,000	$ 484,573	$ 989,573	12% above
Mr. Hoffman	$680,000	$1,087,490	$1,767,490	NA
Mr. Brown	$432,000	$ 359,256	$ 791,256	At market
Mr. Dordell	$425,000	$ 326,247	$ 751,247	9% above

Long-Term Incentives.

General.    We believe that our use of long-term incentives tied to our common stock, along with our stock ownership guidelines, help align the interests of our executive officers with the interest of our shareholders. Therefore, we provide the opportunity for our executive officers to earn market competitive long-term incentives in the form of both stock options and performance share awards that are granted annually. With respect to annual grants of long-term incentive awards, in addition to considering market data, we also consider for each executive officer the scope and complexity of the position, experience, tenure, internal pay comparisons, function, division, and individual performance and historical targeted grant levels.

Generally, one-half of the long-term incentive value is delivered in the form of stock options and one-half is delivered in the form of performance share awards. We believe this mix of equity strikes the appropriate balance between rewarding increases in the market value of our common stock and achievement of company specific performance measures. Actual value realized from our long-term incentive awards may vary from the market 50th percentile based on the price of our common stock for stock options and performance against our three-year cumulative financial business plan in the year of the grant for performance share awards. In addition to stock options and performance share awards, we occasionally use awards of restricted stock units in connection with the hiring of new executive officers, mid-year promotions of existing executive officers, leadership transition or retention purposes.

Stock Options.    Each year at its regular meeting held in November or December, the Compensation & Human Resources Committee approves the annual grant of stock options to our executive officers. If we deliver strong shareholder returns, our stock price presumably will increase, thereby increasing the value of the stock options and executives’ resulting total compensation. If shareholder value is not delivered and our stock price does not increase, the options will have no value. Annual stock options are generally granted on the date of the Committee’s meeting or, if such meeting is held before the issuance of our press release announcing our financial results for the recently completed fiscal year, on the second business day following the issuance of the press release, with the day of such press release being the first day, and have a per share exercise price equal to the closing price of our common stock, as reported on the NYSE, on the date of grant.

To determine the number of options to award to our executive officers, we start with a total target value of stock options and divide that value by the expected value of an option to purchase a share of our common stock, using a Black-Scholes option pricing method. The calculation of the expected value is based on the average closing price of our common stock, as reported on the NYSE, over the last three months of the prior fiscal year. The three-month average allows for smoothing of any volatility that may be associated with a particular date’s stock price.

Stock options granted to our executive officers on an annual basis vest in three equal installments on each of the first, second and third year anniversaries of the date of grant and are exercisable for a period of ten years following the date of grant. The three-year vesting schedule is consistent with the three-year performance period for our performance share awards. We believe the three-year period for both stock options and performance share awards provides retention value and focuses our executive officers on attainment of long-term performance. The Compensation & Human Resources Committee periodically reviews option vesting schedules and terms.

Performance Share Awards.    Each year at its regular meeting held in November or December, the Compensation & Human Resources Committee approves the annual grant of performance share awards to our executive officers. Performance share awards are paid out in shares of our common stock following completion of a three-year performance period if certain performance goals are achieved. Performance goals are derived from performance measures included in our Amended and Restated 2010 Plan.

To determine the number of target performance share awards to be granted to our executive officers, we start with a total target value of performance share awards to be delivered. That value is divided by an expected value per share to determine the number of performance share awards to grant at target. The expected value per share is equal to the average closing price of our common stock, as reported on the NYSE, over the last three months of the prior fiscal year.

At the beginning of the first fiscal year in the three-year period, the Compensation & Human Resources Committee establishes performance measures, weightings, goals and performance adjustment events, if any, for the entire three-year performance period, as well as thresholds and maximums. Factors we consider when establishing the performance goals for the three-year period include our prior fiscal year financial business results and long-term strategic plan outlook, our competitive situation and anticipated state of our business, and any anticipated business opportunities. During the fiscal year, the Committee reviews progress against the performance goals for performance share awards for all outstanding performance periods. At the end of the three-year performance period, at the Committee’s regular meeting in November or December, Management presents a summary of, and the Committee certifies, performance against the performance goals, including the applicability of any performance adjustment events, and a corresponding payout, which is expressed as a percent of target. Shares of our common stock are paid out to the executive officers in December and are contingent on the issuance of our press release announcing our financial results for the recently completed fiscal year. Actual payouts for performance share awards can range from 0% (if the threshold levels of performance are not met) to 200% of the target award (if maximum levels of performance are met).

Restricted Stock Unit Awards.    Occasionally, the Committee will approve awards of restricted stock units for use in certain situations, including hiring of new executive officers, mid-year promotions of existing executive officers, leadership transition or retention purposes. Vesting may be either performance-based or time-based. Performance-based awards are derived from one or more of the performance measures included in our Amended and Restated 2010 Plan. Under our Amended and Restated 2010 Plan, restricted stock units with time-based vesting can vest no more rapidly than ratably over three years.

Fiscal 2017 Grants.    The number of stock options granted to our named executive officers for fiscal 2017 can be found in the “Grants of Plan-Based Awards for Fiscal 2017” table on page 49. The per share exercise price of the options is $56.54, which is equal to the closing price of our common stock, as reported on the NYSE, on the date of grant, which for fiscal 2017 was December 9, 2016. The grant date fair value of those awards can be found in the “Summary Compensation Table” beginning on page 46 in the “Option Awards” column and in the “Grants of Plan-Based Awards for Fiscal 2017” table on page 49 in the “Grant Date Fair Value of Stock and Option Awards” column.

On December 6, 2016, the Committee granted performance share awards for the fiscal 2017 through fiscal 2019 performance period. The number of performance shares at threshold, target and maximum levels of performance for the fiscal 2017 through fiscal 2019 performance period can be found in the “Grants of Plan-Based Awards for Fiscal 2017” table on page 49 in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns. The grant date fair value of those awards at target can be found in the “Summary Compensation Table” beginning on page 46 in the “Stock Awards” column“ and in the Grants of Plan-Based Awards for Fiscal 2017” table on page 49 in the “Grant Date Fair Value of Stock and Option Awards” column.

Performance Measures for the Performance Period Beginning in Fiscal 2017.     For the fiscal 2017 to fiscal 2019 performance share awards, the following corporate performance measures and weightings were established for all of our executive officers:

•	40% cumulative corporate net income plus after-tax interest

•	30% cumulative corporate revenue; and

•	30% cumulative corporate average net assets turns.

The specific performance goals for the three-year award period are maintained by us as proprietary and confidential. The Committee believes that disclosure of these specific performance goals would represent competitive harm to us as such cumulative corporate goals and results are not publicly disclosed and are competitively sensitive.

For each performance measure, the target goal reflects the cumulative three-year financial plan set at the corporate level. Based on historical performance, the Committee believes the attainment of target performance levels, while uncertain, could be reasonably anticipated. Threshold goals represent the minimum level of performance necessary for there to be a payout for that performance measure and the Committee believes the threshold goals are likely to be achieved. Maximum goals represent the performances at which payouts are 200% of the target award. Even if actual results exceed the maximum goals, the payouts are capped at 200% of the target award. Maximum goals represent levels of performance at which the Committee determined a payout of 200% of target would be appropriate. The Committee believes that the maximum goals established are more aggressive goals.

In addition to approving performance measures, goals and weightings, the Committee also established, in accordance with our Amended and Restated 2010 Plan, specific corporate adjustment events for determining payouts under the fiscal 2017 to fiscal 2019 performance share awards. The impact of acquisitions on the evaluation of performance will be determined based on the size of the acquisition as determined by projected annual revenue for the first twelve months after the closing of an acquisition as follows:

•	The entire impact of any acquisition greater than $50 million will be excluded from the payout calculation for the entire performance period unless the acquisition was included in the annual financial plan and cumulative goals;

•	All impacts for acquisitions less than $10 million will be included in the payout calculation for the entire performance period; and

•	For acquisitions between $10 million and $50 million:

–	the impact will be excluded from the payout calculation if the transaction closes during the third year of the three-year term; and

–	if the transaction closes in the first or second year of the performance period, the impact will be included in the payout calculation with the exception of any transaction costs incurred.

Additionally, any externally driven changes in accounting principles and standards will be excluded from the evaluation of performance if the cumulative net impact on the payout of all such accounting adjustments affects the award payout by more than 2%, unless such accounting change was included in the annual plan and cumulative goals.

Following the end of fiscal 2017, the Compensation & Human Resources Committee and Management discussed performance measure weightings for the performance period beginning in fiscal 2018 for the fiscal 2018 to fiscal 2020 performance share awards. Given the Company’s continued focus on profitability, as well as the Company’s strong results on the asset efficiency performance measure, as measured by corporate average net assets turns, the Committee decided that changes to the weightings for the fiscal 2018 to fiscal 2020 performance share award performance measures were appropriate. Therefore, the Committee increased the weighting of the profitability performance measure and decreased the weighting of the asset efficiency performance measure. As a result, for the fiscal 2018 to fiscal 2020 performance share awards, the corporate performance measure weightings are: 50% cumulative corporate net income plus after-tax interest, 30% cumulative corporate revenue, and 20% cumulative corporate average net assets turns.

Performance Measures for the Performance Period Ending in Fiscal 2017.    The performance share awards that were granted in fiscal 2015 for the fiscal 2015 to fiscal 2017 performance period were approved for payout upon the Committee’s certification of performance against the goals and impact of any adjustment events at its meeting on December 5, 2017. The performance share awards were paid out after our fiscal 2017 financial results were released on December 7, 2017. A summary of the performance shares paid out to our named executive officers for the fiscal 2015 to fiscal 2017 performance period, and the value realized on vesting for those awards, can be found in the “Option Exercises and Stock Vested for Fiscal 2017” table on page 52 in the “Number of Shares Acquired on Vesting” and “Value Realized on Vesting” columns, respectively.

The table below outlines the corporate performance measures and weightings, as well as threshold, target and maximum goals that were established by the Committee at the beginning of fiscal 2015, along with actual levels of performance, for the fiscal 2015 to fiscal 2017 performance share awards.

Fiscal 2015 to Fiscal 2017 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
50% cumulative corporate net income plus after-tax interest (in thousands)	$ 527,552	$ 659,441	$ 747,364	$720,518 (between target and maximum)
30% cumulative corporate revenue (in thousands)	$6,822,529	$7,607,515	$7,661,187	$7,288,227 (between threshold and target)
20% cumulative corporate average net assets turns	5.55672	6.53732	7.51792	6.66650 (between target and maximum)
Fiscal 2015 to fiscal 2017 performance share award payout				130.05% of target

Corporate Performance Discussion and Analysis.    When applying the actual performance against the weightings of the performance measures, the fiscal 2015 to fiscal 2017 payout was 130.05% of target. As a result, all of our named executive officers received a performance share payout that was 130.05% of target. During the first quarter of fiscal 2017, we adopted Accounting Standards Update No. 2016-09, Stock-based Compensation: Improvements to Employee Share-based Payment Accounting. The adoption of this standard resulted in a positive impact to certain of the performance measures for the performance share payout of more than 2%. Based on adjustment events approved by the Committee in fiscal 2015 that were applicable to the fiscal 2015 to fiscal 2017 performance share awards and because the impact of such adoption was not included in the cumulative goals that were approved at the beginning of fiscal 2015 for the fiscal 2015 to fiscal 2017 performance share awards, the actual results of the relevant performance measures and corresponding payout were adjusted to exclude the positive impact of the adoption of this accounting standard.

Target Total Direct Compensation.    As described previously, when analyzing compensation, we look at base salary, target total cash compensation and target total direct compensation in comparison to the market 50th percentile when establishing new base salary levels, target annual cash incentive awards and long-term incentive awards. However, such compensation decisions for Mr. Hoffman were based on the process described in “Fiscal 2017 CEO Transition” on page 35. Actual value realized from long-term incentives is dependent on the stock price at the time of exercise for stock option grants and actual payout of performance share awards at the end of the three-year term, which is dependent on actual cumulative performance against established performance goals. Therefore, it is difficult to assess actual total direct compensation on an annual basis in comparison to the market since the market data may have changed significantly when actual long-term incentive results are fully realized. We believe it is important to continue to review target total direct compensation when establishing long-term incentive grants. The fiscal 2017 target total direct compensation (sum of actual base salary, target annual cash incentive and target value of equity awards), for each named executive officer is compared to the market 50th percentile in the table below.

Name	Fiscal 2017 Target Total Direct Compensation	Comparison to Market 50th Percentile
Mr. Olson	$4,250,000	15% below
Ms. Peterson	$1,703,750	At market
Mr. Hoffman	$2,210,000	NA
Mr. Brown	$1,287,800	11% below
Mr. Dordell	$1,230,000	At market

Health, Welfare and Retirement Benefits and All Other Compensation.

Health and Welfare Benefits.    We believe that providing competitive health and welfare benefits at a reasonable cost is an important part of any employee’s compensation package and promotes employee health. Our executive officers participate in the same health and welfare benefits as our full-time office salaried employees. These health and welfare benefits for fiscal 2017 included medical and dental insurance; life, accidental death and dismemberment insurance; and disability insurance. These benefits, including plan design and cost, are analyzed annually.

Retirement Benefits.    We believe that it is important to allow our employees, including our executive officers, the opportunity to save for retirement through our IS&ESOP, which is our defined contribution plan. The majority of our U.S.-based employees participate in the IS&ESOP and certain other employees that are members of a collectively bargained agreement or employees of certain of our subsidiaries participate in different retirement plans. The IS&ESOP includes a 401(k) plan with a company match and two other annual discretionary company contributions, which include an investment savings contribution and an ESOP contribution. Company contributions for fiscal 2017 to our defined contribution plan on behalf of our named executive officers can be found under “All Other Compensation for Fiscal 2017” beginning on page 47.

Nonqualified Deferred Compensation Plans.     To help ensure our executive officers’ ability to provide financial security and save for retirement, we maintain three nonqualified deferred compensation plans, which include: The Toro Company Deferred Compensation Plan, or Deferred Plan, the Deferred Plan for Officers and The Toro Company Supplemental Benefit Plan, or Supplemental Benefit Plan. These plans, which are unsecured and unfunded, are described under “Nonqualified Deferred Compensation for Fiscal 2017” beginning on page 52.

Perquisites.    The perquisites provided during fiscal 2017 to our executive officers are described in “All Other Compensation for Fiscal 2017” beginning on page 47. We believe these perquisites are an important part of our overall compensation package and help us attract, retain and reward top executive talent. Specifically, we believe that these perquisites assist in promoting the financial security and health of our executive officers and encourage the use and promotion of our products.

Charitable Giving.    We support charitable organizations for our employees through our matching gift program. The program for our executive officers provides that a gift or gifts by an executive officer and his/her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $3,000 per year.

Employment, Severance and Change in Control Arrangements.    Our executive officers do not have any employment or severance agreements or arrangements other than as provided for in our CIC policy and other than certain change in control provisions in our equity plans. Accordingly, our executive officers do not have the right to cash severance or additional benefits in connection with a termination of employment except in connection with a change in control of our Company as described under “Potential Payments Upon Termination or Change in Control—Change in Control” beginning on page 57. Each executive officer is a party to our standard confidentiality, invention and non-compete agreement.

We believe our CIC policy and other change in control arrangements are important because they provide retention incentives and additional monetary motivation to complete a transaction that the Board believes is in the best interests of our Company and shareholders. We believe it is in the best interests of our Company and our shareholders to assure that we will have the continued dedication of our executives, notwithstanding the possibility, threat or occurrence of a change in control. We also believe it is imperative to diminish any distraction of our executives by virtue of the personal uncertainties and risks, including personal financial risks, created by a pending or threatened change in control of the Company.

Our CIC policy incorporates a “double trigger” mechanism and provides for a severance payment for an executive officer if within three years after a change in control an executive officer’s employment is terminated by us without just cause or the executive officer terminates his or her employment for good reason, or if such termination occurs at the request of a third party who had taken steps reasonably calculated to effect the change in control. Our CIC policy does not provide a “gross-up” for 280G excise taxes and, as a condition to the payment of any severance payment, the executive officer must execute a release of claims against us.

In addition to our CIC policy, we also have change in control provisions in our Amended and Restated 2010 Plan and prior equity plans and individual award agreements that apply to our executives, as well as other employees, that provide for immediate vesting acceleration upon a change in control. More information regarding these provisions is also provided under “Potential Payments Upon Termination or Change in Control—Change in Control” beginning on page 57. Because the immediate vesting of stock options, restricted stock units and certain other awards is triggered by the change in control itself, and is not dependent upon a termination of employment within a certain protection period, these acceleration provisions are known as a “single trigger” change in control arrangements. We believe these “single trigger” change in control arrangements for equity awards granted provide important retention incentives during what can often be an uncertain time for employees and provide executives with additional monetary motivation to focus on and complete a transaction that our Board believes is in the best interests of our shareholders rather than seeking new employment opportunities. If an executive were to leave prior to the completion of the change in control, non-vested options or other awards held by the executive would terminate.

The Compensation & Human Resources Committee reviews our change of control arrangements periodically to ensure that they remain appropriate.

Stock Ownership Guidelines.    We maintain stock ownership guidelines that enable us to meet our compensation objective of aligning the interests of our executive officers with those of our shareholders. Our stock ownership guidelines are described in more detail in “Stock Ownership Guidelines” on page 8. As of October 31, 2017, each of our executive officers required to meet the stock ownership guidelines had met such guideline.

Hedging and Pledging.    Our insider trading policy prohibits officers and directors from purchasing Toro securities on margin, borrowing against any account in which Toro securities are held, or pledging Toro securities as collateral for a loan. In addition, our insider trading policy prohibits employees (including executive officers) and directors from purchasing any financial instruments (including, without limitation, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Toro securities.

Tax Deductibility of Compensation.    In designing our executive compensation program, we consider the deductibility of executive compensation under Code Section 162(m). At the time the Compensation & Human Resources Committee made compensation decisions for our executive officers, including for fiscal 2018, Code Section 162(m) provided that we may not deduct each year more than $1 million paid to certain executive officers, other than “performance-based” compensation meeting certain requirements. The Tax Cuts and Jobs Act signed into law on December 22, 2017 (the “Tax Act”), among other things, repealed the exemption from Code Section 162(m)’s deduction limit for “performance-based” compensation for taxable years beginning after December 31, 2017. Our current compensation plans and the annual cash incentive award payouts, stock option grants and performance share award payouts made under these plans have been designed with the intention of satisfying the requirements for “performance-based” compensation as defined in Code Section 162(m) prior to the effective date of the Tax Act so that such awards would be exempt from the Code Section 162(m) deduction limitation. While we designed these plans to operate in this manner, the Committee may administer the plans in a manner that does not satisfy such requirements in order to achieve a result that the Committee determines to be appropriate. Despite the Committee’s efforts to structure performance-based compensation in a manner intended to be exempt from the Code Section 162(m) deduction limit, because of ambiguities and uncertainties as to the application and interpretation of Code Section 162(m) as revised by the Tax Act, and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing Code Section 162(m)’s deduction limit exemption, no assurance can be given that compensation intended to satisfy the requirements for exemption from Code Section 162(m) in fact will.

Despite the changes to Section 162(m) as a result of the Tax Act, consistent with our executive compensation philosophy of linking pay to performance and aligning executive interests with those of our shareholders, we currently expect that we will continue to structure our executive compensation program so that a significant portion of total executive compensation is linked to the performance of our Company.

Assessment of Risk Related to Compensation Programs

We determined that our compensation policies, practices and programs and related compensation governance structure work together to minimize exposure to excessive risk while appropriately pursuing growth, profitability and asset efficiency strategies that emphasize shareholder value creation. In reaching such determination, we noted that (i) base salaries for all employees are targeted within a competitive range of the market 50th percentile, are not subject to performance risk and, for non-executive employees, constitute the largest part of their total compensation; (ii) incentive or variable compensation awarded to our executive officers, which constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes performance measures and goals that are drivers of long-term success for our Company and our shareholders; and (iii) caps on performance-based awards are used.

Summary Compensation Table

The following table summarizes compensation for each of the last three fiscal years awarded to, earned by or paid to individuals who served as our principal executive officer and principal financial officer and each of the other three most highly compensated executive officers during fiscal 2017. We collectively refer to these executive officers as our “named executive officers” for fiscal 2017. The “Compensation Discussion and Analysis” beginning on page 31 provides additional information about compensation paid to our named executive officers. Amounts in this Summary Compensation Table are not reduced to reflect elections, if any, by the named executive officers to defer receipt of base salary, annual cash incentive award payouts or performance share award payouts. Elections to defer these forms of compensation are described in more detail under “Nonqualified Deferred Compensation for Fiscal 2017” beginning on page 52. Earnings on nonqualified deferred compensation are not on a basis that is considered to be above-market or preferential.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Richard M. Olson, Chairman of the Board, President and CEO(6)	2017	$775,000	$ 0	$1,553,820	$1,586,826	$ 991,535	$ 159,528	$5,066,709
	2016	$500,000	$ 0	$489,951	$412,032	$ 330,840	$ 97,589	$1,830,412
Renee J. Peterson, VP, Treasurer and CFO	2017	$505,000	$ 0	$474,324	$482,427	$ 484,573	$ 125,644	$2,071,968
	2016	$485,000	$ 0	$435,512	$365,632	$ 300,858	$ 97,709	$1,684,711
	2015	$475,000	$ 0	$394,080	$338,960	$ 376,943	$ 103,435	$1,688,418
Michael J. Hoffman, Former Executive Chairman of the Board(7)	2017	$680,000	$ 0	$-	$587,418	$ 1,087,490	$ 182,212	$2,537,120
	2016	$990,000	$ 0	$1,524,292	$1,280,640	$ 1,023,536	$ 205,002	$5,023,470
	2015	$960,000	$ 0	$1,451,528	$1,255,936	$ 1,305,981	$ 228,543	$5,201,988
William E. Brown, Jr., Group VP, Residential and Contractor Businesses	2017	$432,000	$ 0	$332,572	$337,566	$ 359,256	$ 94,636	$1,556,030
	2016	$410,000	$ 0	$272,195	$228,288	$ 236,974	$ 85,149	$1,232,606
	2015	$390,000	$ 0	$516,680	$201,592	$ 204,571	$ 84,943	$1,397,786
Timothy P. Dordell, VP, Secretary and General Counsel	2017	$425,000	$ 0	$316,216	$322,947	$ 326,247	$ 97,503	$1,487,913
	2016	$410,000	$ 0	$256,641	$217,152	$ 186,511	$ 84,506	$1,154,810
	2015	$397,500	$ 0	$249,584	$212,296	$ 247,847	$ 103,600	$1,210,827

(1)	We generally do not pay discretionary bonuses or bonuses that are subjectively determined; we did not pay any such bonuses to any of our named executive officers in any of the last three most recently completed fiscal years. Annual cash incentive award payouts based on performance against pre-established financial performance goals are reported in the “Non-Equity Incentive Plan Compensation” column.

(2)

Amounts reported for fiscal 2017 for our named executive officers represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of performance share awards granted for the fiscal 2017 to fiscal 2019 performance period assuming target levels of performance. In addition, the amount for Mr. Brown in fiscal 2015 includes the grant date fair value of restricted stock units granted to him on September 15, 2015 for retention purposes in connection with the promotion of Mr. Olson to the position of President and COO. Amounts reported for each named executive officer and each award for fiscal 2017 are set forth in the “Grants of Plan-Based Awards for Fiscal 2017” table on page 49 in the “Grant Date Fair Value of Stock and Option Awards” column. Provided below is the fiscal 2017 grant date fair value of performance share awards for the fiscal 2017 to fiscal 2019 performance period assuming maximum levels of performance. The maximum value is calculated using the number of shares reflected in the “Maximum” column of the “Estimated Future Payouts Under Equity Incentive Plan Awards” section of the “Grants of Plan-Based Awards for Fiscal 2017” table on page 49 and the closing price of our common stock, as reported by the NYSE, on December 6, 2016, the grant date, of $54.52.

Name	Grant Date Fair Value at Maximum Levels of Performance
Mr. Olson	$ 3,107,640
Ms. Peterson	$ 948,648
Mr. Hoffman	$ -
Mr. Brown	$ 665,144
Mr. Dordell	$ 632,432

(3)	Amounts reported represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of option awards granted each fiscal year. Summarized in the table below are the specific assumptions used in the valuation of the option awards previously granted.

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield	Per Share Black-Scholes Value
12/09/2016	2.13%	6.3 years	22.37%	0.97%	$13.29
12/04/2015	1.90%	6.3 years	24.59%	1.23%	$9.28
12/05/2014	1.57%	6.2 years	31.12%	1.28%	$8.92

(4)	Amounts reported represent annual cash incentive awards earned for each fiscal year, but paid during the following fiscal year or deferred. Annual cash incentive awards are calculated and paid based on performance against financial performance goals that are established and communicated at the beginning of each fiscal year. Additional detail regarding our annual cash incentives is set forth in the “Annual Cash Incentives—Actual Cash Compensation Discussion and Analysis” on page 40.

(5)	Amounts for fiscal 2017 are set forth below under “All Other Compensation for Fiscal 2017”.

(6)	Mr. Olson was our President and CEO for all of fiscal 2017. Mr. Olson was an executive officer, but not a named executive officer, in fiscal 2015; therefore, his information is only provided for fiscal 2016 and fiscal 2017. On November 3, 2017, Mr. Olson became our Chairman, in addition to his roles as President and CEO.

(7)	Mr. Hoffman was our Executive Chairman for all of fiscal 2017. Mr. Hoffman retired from our company on November 3, 2017.

All Other Compensation for Fiscal 2017

All other compensation for fiscal 2017 includes the value of Company contributions to our retirement plan(s), the value of modest perquisites provided and the matching portion by the Company for charitable donations by our named executive officers, all of which are described below.

Element	Description
Retirement Benefits	Under our IS&ESOP, we currently match $0.50 for each employee dollar contribution, up to an employee maximum of 4%. Additionally, there may be an annual Company investment savings and ESOP contribution. Employees are eligible to participate in the plan and receive company contributions, all of which are discretionary, after 30 days of service. For certain employees whose compensation exceeds the IRS limit, we also provide a contribution into our nonqualified deferred compensation plans, the Supplemental Benefit Plan or the Deferred Plan, as applicable. Our nonqualified deferred compensation plans are described under “Nonqualified Deferred Compensation for Fiscal 2017” beginning on page 52.
Perquisites

We provide our executive officers with modest perquisites, including:

•  Company-leased automobile—We pay all costs associated with leasing, operating, maintaining and insuring a company-leased automobile up to certain thresholds. Our executive officers are generally eligible for a new vehicle after 30 months and may choose to purchase the existing vehicle at book value plus payment of any miscellaneous expenses charged by our leasing company.

•  Financial planning—We encourage our executive officers to receive professional advice regarding their financial, tax and estate planning needs. Therefore, we pay up to a maximum defined amount for each of our executive officers to cover tax planning, tax

Element	Description
Perquisites (continued)

return preparation, financial counseling and estate planning. Every three years, we will pay up to an additional 50% of the annual allowance. Annual allowance ranges from $5,000 to $15,000 depending on the level of the executive officer’s position.

•  Annual executive physical—To help ensure the health of our executive officers, we generally pay up to $2,000 for approved physical exam expenses not covered by the executive officer’s health insurance.

•  Company products—To enable our executive officers the opportunity to become more familiar with our products and use those products on a regular basis, we provide certain Company products and related accessories for personal use at no cost; provided, however, that executive officers are responsible for applicable taxes attributable to the value of such products. The value of a product or accessory is generally deemed to be our distributor net price or its equivalent, which is also the price at which products are available to employees for purchase.

•  Travel expenses—During fiscal 2017, we paid certain travel costs for spouses of our executive officers in connection with an off-site meeting of the Board of Directors.

Charitable Giving	We support charitable organizations for our employees through our matching gift program. The program for our executive officers provides that a gift or gifts by an executive officer and/or his or her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $3,000 per year.

Specific amounts included in the fiscal 2017 “All Other Compensation” column of the “Summary Compensation Table” are in the table below.

Name	IS&ESOP Contributions(1) ($)	Nonqualified Plan Contributions(2) ($)	Charitable Giving(3) ($)	Perquisites(4) ($)	Total ($)
Mr. Olson	$ 23,861	$ 115,393	$ 3,000	$ 17,274	$159,528
Ms. Peterson	$ 23,861	$ 58,275	$ 3,000	$ 40,508	$125,644
Mr. Hoffman	$ 23,861	$ 122,229	$ 3,000	$ 33,122	$182,212
Mr. Brown	$ 18,707	$ 47,438	$ 3,000	$ 25,491	$94,636
Mr. Dordell	$ 22,643	$ 39,941	$ 3,000	$ 31,919	$97,503

(1)	Amounts reported represent Company (i) matching contributions, (ii) investment savings contributions, and (iii) ESOP contributions to the IS&ESOP.

(2)	Amounts reported represent Company contributions to the Deferred Plan and Supplemental Benefit Plan.

(3)	Amounts reported represent matching contributions for charitable donations made by our executive officers.

(4)	Amounts reported represent Company paid amounts for automobile lease plus reportable income for personal use of the automobile; Company paid amounts for financial planning expenses and executive physical expenses; value of Company products received for personal use; and incremental travel costs paid by the Company for spouses of our executive officers in connection with an off-site meeting of the Board of Directors.

Grants of Plan-Based Awards for Fiscal 2017

We currently grant cash and equity awards under our Amended and Restated 2010 Plan. During fiscal 2017, plan-based awards granted to our named executive officers included annual cash incentive awards, performance share awards, and stock option awards. More details on these grants can be found within the “Compensation Discussion and Analysis.”

The following table summarizes all plan-based awards granted to our named executive officers during fiscal 2017.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Options(3) (#)	Awards(4) ($/Sh)	Awards(5)(6) ($)
Richard M. Olson
Annual Cash Incentive Award	—	—	$ 310,000	$775,000	$ 1,550,000
Performance Share Award	12/06/16	12/06/16				11,400	28,500	57,000				$ 1,553,820
Stock Options	12/09/16	12/06/16								119,400	$ 56.54	$ 1,586,826
Renee J. Peterson
Annual Cash Incentive Award	—	—	$ 151,500	$378,750	$ 757,500
Performance Share Award	12/06/16	12/06/16				3,480	8,700	17,400				$ 474,324
Stock Options	12/09/16	12/06/16								36,300	$ 56.54	$ 482,427
Michael J. Hoffman(7)
Annual Cash Incentive Award	—	—	$ 340,000	$850,000	$ 1,700,000
Stock Options	12/09/16	12/06/16								44,200	$ 56.54	$ 587,418
William E. Brown, Jr.
Annual Cash Incentive Award	—	—	$ 112,320	$280,800	$ 561,600
Performance Share Award	12/06/16	12/06/16				2,440	6,100	12,200				$ 332,572
Stock Options	12/09/16	12/06/16								25,400	$ 56.54	$ 337,566
Timothy P. Dordell
Annual Cash Incentive Award	—	—	$ 102,000	$255,000	$ 510,000
Performance Share Award	12/06/16	12/06/16				2,320	5,800	11,600				$ 316,216
Stock Options	12/09/16	12/06/16								24,300	$ 56.54	$ 322,947

(1)	Amounts reported represent the range of payouts of annual cash incentive awards for fiscal 2017. Actual payouts for fiscal 2017 are included in the “Summary Compensation Table” beginning on page 46 in the “Non-Equity Incentive Plan Compensation” column.

(2)	Amounts reported represent the range of performance share award payouts for the fiscal 2017 to fiscal 2019 performance period. Information regarding the performance share awards is set forth within the “Compensation Discussion and Analysis” under “Long-Term Incentives—Performance Share Awards” on page 41.

(3)	Amounts reported represent stock options granted during fiscal 2017, which grant date was December 9, 2016, the second business day following the issuance of our press release announcing our financial results for fiscal 2016. Options have a ten-year term and vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant. Additional information regarding stock options is set forth within the “Compensation Discussion and Analysis” under “Long-Term Incentives—Stock Options” beginning on page 40.

(4)	Amounts reported represent the exercise price of stock options granted during fiscal 2017, which equals the closing price of our common stock, as reported on the NYSE, on December 9, 2016, the date of grant.

(5)	Amounts reported represent the grant date fair value of performance share awards at target granted for the fiscal 2017 to fiscal 2019 performance period based on the closing price of our common stock, as reported on the NYSE, on December 6, 2016, the date of grant, of $ 54.52. These amounts are also set forth in the “Summary Compensation Table” beginning on page 46 in the “Stock Awards” column.

(6)	Amounts reported for option awards represent the grant date fair value of $13.29 per share, computed in accordance with FASB ASC Topic 718, of option awards made for fiscal 2017. These amounts are also set forth in the “Summary Compensation Table” beginning on page 46 in the “Option Awards” column. The specific assumptions used in the valuation of the options are included in footnote 3 to the “Summary Compensation Table.”

(7)	As a result of the revised role and responsibilities anticipated in connection with Mr. Hoffman’s transition from Chairman and CEO to Executive Chairman at the beginning of fiscal 2017, including the expectation that he focus on providing leadership to the Board and not on the Company’s operations or day-to-day management, Mr. Hoffman was not granted any performance share awards in fiscal 2017.

Outstanding Equity Awards at Fiscal Year-End for 2017

The following table summarizes all outstanding equity awards previously granted to our named executive officers that were outstanding on October 31, 2017, the last day of fiscal 2017. Specifically, it reflects exercisable and unexercisable stock options, unvested restricted stock unit awards and unvested performance share awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that Have Not Vested(2) (#)	Market Value of Shares or Units of Stock that Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Richard M. Olson
Stock Options	7,780	0	$ 10.1825	12/01/2019
	13,200	0	$ 15.8800	12/08/2020
	14,000	0	$ 14.1125	12/07/2021
	12,600	0	$ 21.0300	12/11/2022
	12,000	0	$ 29.7500	12/06/2023
	13,332	6,668	$ 31.3750	12/05/2024
	14,800	29,600	$ 38.8200	12/04/2025
	0	119,400	$ 56.5400	12/09/2026
F’16-F’18 Performance Shares							14,490		$ 910,697
F’17-F’19 Performance Shares							36,280		$ 2,280,198
Renee J. Peterson
Stock Options	26,400	0	$ 14.1125	12/07/2021
	51,600	0	$ 21.0300	12/11/2022
	38,800	0	$ 29.7500	12/06/2023
	25,332	12,668	$ 31.3750	12/05/2024
	13,132	26,268	$ 38.8200	12/04/2025
	0	36,300	$ 56.5400	12/09/2026
F’16-F’18 Performance Shares							12,880		$ 809,508
F’17-F’19 Performance Shares							11,075		$ 696,064
Michael J. Hoffman
Stock Options	340,000	0	$ 10.1825	12/01/2019
	253,200	0	$ 15.8800	12/08/2020
	265,200	0	$ 14.1125	12/07/2021
	193,200	0	$ 21.0300	12/11/2022
	150,600	0	$ 29.7500	12/06/2023
	93,866	46,934	$ 31.3750	12/05/2024
	46,000	92,000	$ 38.8200	12/04/2025
	0	44,200	$ 56.5400	12/09/2026
F’16-F’18 Performance Shares							45,080	(6)	$ 2,833,278
William E. Brown, Jr.
Stock Options	24,800	0	$ 15.8800	12/08/2020
	23,600	0	$ 14.1125	12/07/2021
	33,600	0	$ 21.0300	12/11/2022
	24,000	0	$ 29.7500	12/06/2023
	15,066	7,534	$ 31.3750	12/05/2024
	8,200	16,400	$ 38.8200	12/04/2025
	0	25,400	$ 56.5400	12/09/2026
Restricted Stock Units					8,233	$ 517,444
F’16-F’18 Performance Shares							8,050		$ 505,943
F’17-F’19 Performance Shares							7,765		$ 488,030
Timothy P. Dordell
Stock Options	46,000	0	$ 15.8800	12/08/2020
	44,800	0	$ 14.1125	12/07/2021
	31,000	0	$ 21.0300	12/11/2022
	24,000	0	$ 29.7500	12/06/2023
	15,866	7,934	$ 31.3750	12/05/2024
	7,800	15,600	$ 38.8200	12/04/2025
	0	24,300	$ 56.5400	12/09/2026
F’16-F’18 Performance Shares							7,590		$ 477,032
F’17-F’19 Performance Shares							7,383		$ 464,022

(1)	Stock options have a ten-year term and vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant. The vesting schedule for options unexercisable as of October 31, 2017 is as follows:

Name	Grant Date	12/04/2017	12/05/2017	12/09/2017	12/04/2018	12/09/2018	12/09/2019	Option Expiration Date
Mr. Olson	12/05/2014		6,668					12/05/2024
	12/04/2015	14,800			14,800			12/04/2025
	12/09/2016			39,800		39,800	39,800	12/09/2026
Ms. Peterson	12/05/2014		12,668					12/05/2024
	12/04/2015	13,134			13,134			12/04/2025
	12/09/2016			12,100		12,100	12,100	12/09/2026
Mr. Hoffman	12/05/2014		46,934					12/05/2024
	12/04/2015	46,000			46,000			12/04/2025
	12/09/2016			14,733		14,733	14,734	12/09/2026
Mr. Brown	12/05/2014		7,534					12/05/2024
	12/04/2015	8,200			8,200			12/04/2025
	12/09/2016			8,466		8,467	8,467	12/09/2026
Mr. Dordell	12/05/2014		7,934					12/05/2024
	12/04/2015	7,800			7,800			12/04/2025
	12/09/2016			8,100		8,100	8,100	12/09/2026

(2)	Amounts reported represent the number of unvested restricted stock units (plus accrued but unvested share dividend equivalents). Restricted stock units were awarded to Mr. Brown for retention purposes on September 15, 2015 in connection with the promotion of Mr. Olson to the position of President and COO. These restricted stock units vest in full and the underlying shares become issuable on the three-year anniversary of the date of grant, September 15, 2018.

(3)	Amounts reported are based on the closing price of our common stock, as reported on the NYSE, on October 31, 2017, the last business day of fiscal 2017, of $62.85 per share.

(4)	Amounts reported represent the number of performance share awards that were in progress based on actual levels of performance for fiscal 2017 and financial plan levels of performance for fiscal 2018 and fiscal 2019. The fiscal 2016 to fiscal 2018 performance share awards will vest solely based on the accomplishment of the performance goals established for the three-year performance period, which will end on October 31, 2018. The fiscal 2017 to fiscal 2019 performance share awards will vest solely based on the accomplishment of the performance goals established for the three-year performance period, which will end on October 31, 2019.

(5)	Amounts reported represent the value of performance share awards that were in progress based on the closing price of our common stock, as reported on the NYSE, on October 31, 2017, the last day of fiscal 2017, of $62.85 per share.

(6)	In connection with Mr. Hoffman’s retirement, the Compensation & Human Resources Committee approved the pro-ration of his performance share award for the fiscal 2016 to fiscal 2018 performance period. As a result, provided the attainment of the performance measures for the fiscal 2016 to fiscal 2018 performance period is certified by the Committee upon the completion of fiscal 2018, Mr. Hoffman will receive a payout of the fiscal 2016 to fiscal 2018 performance share awards that corresponds to the time he was employed during the fiscal 2016 to fiscal 2018 performance period.

Option Exercises and Stock Vested for Fiscal 2017

The following table summarizes all of the stock options exercised during fiscal 2017, restricted stock unit awards that vested during fiscal 2017 and performance share awards that were paid out or deferred by our named executive officers for the fiscal 2015 to fiscal 2017 performance period.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard M. Olson
Restricted Stock Unit Award			5,004	$362,240
F’15-F’17 Performance Share Award Payout			8,063	$528,127
Renee J. Peterson
Stock Option Exercises	20,000	$860,368
F’15-F’17 Performance Share Award Payout			15,606	$1,022,193
Michael J. Hoffman
Stock Option Exercises	368,800	$20,092,448
F’15-F’17 Performance Share Award Payout			57,482	$3,765,071
William E. Brown, Jr.
Stock Option Exercises	48,136	$2,620,703
F’15-F’17 Performance Share Award Payout			9,103	$596,247
Timothy P. Dordell
Stock Option Exercises	64,000	$3,213,318
F’15-F’17 Performance Share Award Payout			9,883	$647,337

(1)	The number of shares acquired upon exercise reflects the gross number of shares acquired absent any netting for shares surrendered to pay the option exercise price and/or satisfy tax withholding requirements. The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of our common stock on the exercise date, as reported on the NYSE, less the per share exercise price.

(2)	The number of shares acquired upon vesting reflects the gross number of shares acquired absent any netting of shares surrendered to satisfy tax withholding requirements. The value realized on vesting for performance share awards represents the gross number of shares acquired multiplied by the closing price of our common stock, as reported on the NYSE, on December 7, 2017 (the payout date for the fiscal 2015 to fiscal 2017 performance share awards) of $65.50 per share. Amounts are not reduced to reflect any elections by our named executive officers to defer receipt of performance share award payouts. Under the Deferred Plan for Officers, Messrs. Olson, Brown, and Dordell and Ms. Peterson deferred receipt of 100% of their fiscal 2015 to fiscal 2017 performance share award payout. The material terms of the Deferred Plan for Officers are described under “Nonqualified Deferred Compensation for Fiscal 2017” set forth below. The value realized on vesting of the restricted stock unit award for Mr. Olson represents the gross number of shares acquired, including share dividend equivalents, multiplied by the closing price of our common stock, as reported on the NYSE, on June 16, 2017 of $72.39 per share.

Nonqualified Deferred Compensation for Fiscal 2017

We maintain three nonqualified deferred compensation plans in which our named executive officers are eligible to participate.

The Toro Company Deferred Compensation Plan.    This plan allows a select group of management or highly compensated employees, including our executive officers, to defer on a pre-tax basis his or her calendar year base salary and/or fiscal year annual cash incentive payout to a date in the future. Participants can defer up to 50% of calendar year base salary and up to 100% of the fiscal year annual cash incentive award payout. Deferred amounts are placed into a participant’s account and the participant may invest such deferred amounts in an array of funds that are consistent with or comparable to funds provided in the IS&ESOP. Deferral elections are made on an annual basis, before the beginning of the new fiscal year. Participants must elect a distribution date that is at least two years later than the date the compensation otherwise would have been received. Participants elect the frequency of payments and the number of payments to receive at the time of distribution. Participants are always 100% vested in their accounts.

The Toro Company Deferred Compensation Plan for Officers.    This plan allows key employees that receive performance share awards, including our executive officers, an opportunity to defer receipt of shares of our common stock paid out under such awards to a date in the future. Participants can defer up to 100% of the common stock payout. Each year, before the third fiscal year of the three-year performance period begins, participants are given the opportunity to defer the receipt of those shares to some point in the future. Participants must elect a distribution date that is at least two years later than the date the shares would have been received. Participants elect the frequency of payment and the number of payments to receive at the time of distribution. Participants are always 100% vested in their accounts.

The Toro Company Supplemental Benefit Plan.    This plan is maintained for the purpose of providing to a select group of management or highly compensated employees, including our executive officers, benefits in excess of the limitations on benefits and contributions imposed by Code Sections 401(a)(17) and 415. Our contributions to this plan are made on a calendar year basis, usually in the first calendar quarter following the end of the prior calendar year. For earnings above the compensation limit, we contribute the investment savings calculation and the ESOP fund calculation into this plan. Amounts contributed are placed into a participant’s account and the participant may invest such deferred amounts in an array of funds that are consistent with or comparable to funds provided in the IS&ESOP. Participants elect the funds into which these contributions are allocated, as well as the frequency of payments and the number of payments to receive at the time of distribution. Participants are always 100% vested in their accounts.

Nonqualified Deferred Compensation for Fiscal 2017 Table.    The following table reflects any named executive officer contributions and Company contributions for fiscal 2017 to our nonqualified deferred compensation plans.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Richard M. Olson
Deferred Plan	$ 198,307	$ 0	$ 29,273	$ 0	$ 379,985
Deferred Plan for Officers	$ 528,127	$ 0	$ 319,393	$ 0	$ 1,973,584
Supplemental Benefit Plan	$ 0	$ 115,393	$ 28,249	$ 0	$ 306,239
Renee J. Peterson
Deferred Plan	$ 351,702	$ 0	$ 191,778	$ 0	$ 1,741,265
Deferred Plan for Officers	$ 1,022,193	$ 0	$ 886,513	$ 0	$ 5,173,142
Supplemental Benefit Plan	$ 0	$ 58,275	$ 38,110	$ 0	$ 338,382
Michael J. Hoffman
Deferred Plan	$ 0	$ 0	$ 750,682	$ 0	$ 5,281,688
Deferred Plan for Officers	$ 0	$ 0	$ 0	$ 0	$ 0
Supplemental Benefit Plan	$ 0	$ 122,229	$ 534,131	$ 0	$ 3,964,525
William E. Brown, Jr.
Deferred Plan	$ 575,256	$ 5,154	$ 429,210	$ 0	$ 3,039,434
Deferred Plan for Officers	$ 596,247	$ 0	$ 0	$ 0	$ 596,247
Supplemental Benefit Plan	$ 0	$ 42,284	$ 137,427	$ 0	$ 723,724
Timothy P. Dordell
Deferred Plan	$ 496,247	$ 1,218	$ 330,296	$ 0	$ 3,274,582
Deferred Plan for Officers	$ 647,337	$ 0	$ 1,385,206	$ 0	$ 6,263,989
Supplemental Benefit Plan	$ 0	$ 38,723	$ 36,386	$ 0	$ 352,990

(1)

Executive contributions of base salary and annual cash incentive award payouts are included in the “Salary” column and the “Non-Equity Incentive Plan Compensation” column, respectively, of the “Summary Compensation Table” beginning on page 46. Executive contributions of the fiscal 2015 to fiscal 2017 performance share award payouts are included in the “Value Realized on Vesting” column of the “Option Exercises and Stock Vested for Fiscal 2017” table on page 52, but are not included in the “Summary Compensation Table” as that table reflects the grant of the fiscal 2017 to fiscal 2019 performance share awards at target value. Our named executive officers deferred the following components of compensation during fiscal 2017:

Name	Deferrals	Amount ($)
Mr. Olson	20% of the fiscal 2017 annual cash incentive award	$ 198,307
	100% of the fiscal 2015 to 2017 performance share award	$ 528,127
Ms. Peterson	20% of base salary from November through December 2016	$ 16,833
	22% of base salary for January through October 2017	$ 92,583
	50% of the fiscal 2017 annual cash incentive award	$ 242,286
	100% of the fiscal 2015 to 2017 performance share award	$ 1,022,193
Mr. Brown	50% of base salary from November 2016 through October 2017	$ 216,000
	100% of the fiscal 2017 annual cash incentive award	$ 359,256
	100% of the fiscal 2015 to 2017 performance share award	$ 596,247
Mr. Dordell	40% of base salary from November 2016 through October 2017	$ 170,000
	100% of the fiscal 2016 annual cash incentive award	$ 326,247
	100% of the fiscal 2015 to 2017 performance share award	$ 647,337

(2)	Amounts reported represent Company contributions to the Supplemental Benefit Plan in fiscal 2017 and Company contributions to the Deferred Plan in fiscal 2017. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” beginning on page 46 and the related footnote.

(3)	Aggregate earnings comprise interest, dividends, capital gains and appreciation/depreciation of investment results during the fiscal year based on each named executive officer’s selected fund allocation. None of these amounts are included in the “Summary Compensation Table” because earnings were not preferential or above-market. The funds listed below are consistent with or comparable to those funds provided in our IS&ESOP and do not include any preferential or above-market interest. The rates for fiscal 2017 are provided below:

American Funds EuroPacific Growth Fund	26.99%
Artisan Mid Cap Fund	20.68%
Fidelity Treasury Only Money Market Fund	0.35%
Goldman Sachs Small Cap Value Fund Institutional Class	24.10%
JPMorgan Mid Cap Value Fund I	16.68%
PIMCO Foreign Bond Fund (Unhedged)	3.70%
The Toro Company	32.75%
T. Rowe Price International Discovery Fund	30.15%
Vanguard Explorer Fund Admiral Shares	27.25%
Vanguard Institutional Index Fund Institutional Shares	23.59%
Vanguard Mid-Cap Index Fund Admiral Shares	20.68%
Vanguard Small-Cap Index Fund Admiral Shares	24.26%
Vanguard Target Retirement 2015 Fund	10.57%
Vanguard Target Retirement 2020 Fund	13.30%
Vanguard Target Retirement 2025 Fund	15.26%
Vanguard Target Retirement 2030 Fund	17.05%
Vanguard Target Retirement 2035 Fund	18.86%
Vanguard Target Retirement 2040 Fund	20.69%
Vanguard Target Retirement 2045 Fund	21.32%
Vanguard Target Retirement 2050 Fund	21.37%
Vanguard Target Retirement 2055 Fund	21.35%
Vanguard Target Retirement 2060 Fund	21.36%
Vanguard Target Retirement Income Fund	7.27%
Vanguard Total Bond Market Index Fund Admiral Shares	0.80%

(4)

Amounts reported represent the total balance at October 31, 2017, the last day of fiscal 2017 plus any named executive officer’s or Company contributions for fiscal 2017 that were paid, or expected to be paid, after October 31, 2017. Includes the following amounts reported in the “Summary

Compensation Table” in the “Base Salary” or “Non-Equity Incentive Plan Compensation” column for fiscal years 2015 and 2016:

Mr. Olson	$66,168
Ms. Peterson	$355,891
Mr. Hoffman	$0
Mr. Brown	$841,545
Mr. Dordell	$797,317

Includes the following amounts reported in the “Summary Compensation Table” in the “All Other Compensation” column for fiscal years 2015 and 2016.

Mr. Olson	$46,832
Ms. Peterson	$93,909
Mr. Hoffman	$315,937
Mr. Brown	$70,738
Mr. Dordell	$67,757

Potential Payments Upon Termination or Change In Control

Overview.    The following discussion describes the payments and benefits to which our named executive officers are entitled in various termination of employment and change in control situations. The intent of this discussion is to describe those payments and benefits for which the amount, vesting or time of payment is altered by the termination of employment or change in control situation. Therefore, this discussion does not describe all payments and benefits a named executive officer may receive following a termination or change in control, such as the following accrued, vested or non-forfeitable compensation and benefits:

•	Payment of individual contributions to our Deferred Plan and Deferred Plan for Officers in accordance with prior distribution elections, as described under “Nonqualified Deferred Compensation for Fiscal 2017” beginning on page 52;

•	Payment of Company contributions on behalf of the named executive officer under our Supplemental Benefit Plan, as described under “Nonqualified Deferred Compensation for Fiscal 2017” beginning on page 52;

•	Payment of individual contributions and vested Company investment fund and ESOP contributions on behalf of the named executive officer under our IS&ESOP, as described under “Health, Welfare and Retirement Benefits and All Other Compensation—Retirement Benefits” on page 44;

•	Payment of annual cash incentive awards if employed on the last day of the fiscal year and if threshold levels are met and at the percentage of the target achieved, as described under “Annual Cash Incentives” beginning on page 37;

•	Payout for performance share awards if employed on the last day of the performance period and if threshold levels are met and at the percentage of the target achieved, as described under “Long-Term Incentives—Performance Share Awards” on page 41;

•	Exercise of stock options that had vested prior to the date of termination; and

•	Payouts under, and continuation of, health and welfare benefits under plans generally applicable to our U.S.-based office salaried employees.

Our executive officers do not have any employment or severance agreements or arrangements other than as provided for in our CIC policy and other than certain change in control provisions in our equity plans. Accordingly, our named executive officers do not have the right to cash severance or additional benefits in connection with a termination of employment except in connection with a change in control of our Company, as described under “Potential Payments Upon Termination or Change in Control—Change in Control” beginning on page 57. Each of our executive officers is a party to our standard confidentiality, invention and non-compete agreement.

Voluntary Resignation and Retirement.    In the event of a named executive officer’s voluntary resignation or retirement, we would not be obligated to pay or provide any additional payments or benefits, unless the named executive officer meets the criteria for “retirement” in connection with his or her voluntary resignation. For purposes of our compensation arrangements, “retirement” generally means the voluntary termination of employment at or after the age of 55 and with a number of years of service that, when added together with the named executive officer’s age, equals at least 65.

If a named executive officer meets the criteria for “retirement” in connection with his or her voluntary resignation, the named executive officer generally would be entitled to or, in the case of annual cash incentive awards and performance share awards, may receive upon approval by the Compensation & Human Resources Committee, the following additional payments and benefits:

•	Extended vesting and exercise period of four additional years (or the remaining term of the option, whichever is shorter) after the retirement date for all outstanding stock options held on the retirement date;

•	Extended perquisites consisting of reimbursement for amounts incurred for: (i) one additional year of financial planning expenses; (ii) one additional executive physical; (iii) twelve additional months, or through the end of the lease term, whichever is shorter, of lease payments for a Company-leased automobile; and (iv) certain Company products for personal use at no cost for five years following the named executive officer’s retirement; provided, however, that the named executive officer is responsible for payment of applicable taxes attributed to the value of such products;

•	Prorated payment of an outstanding annual cash incentive award if the named executive officer retires prior to the date payment is made in settlement of the annual cash incentive award, which is typically in early December, but only (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the fiscal year performance period that was completed as of the retirement date; and

•	Prorated payment of outstanding performance share awards if the named executive officer retires after completion of at least one fiscal year of our current three-fiscal year performance period, but only (i) if threshold levels are met and at the percentage of the target achieved and (ii) in an amount that is proportionate to the portion of the performance period based on the number of months or years that the named executive officer was employed or performed services during the performance period as of the named executive officer’s retirement date.

Any such payment for any prorated annual cash incentive or performance share awards would be made at the same time payments are made to our other executive officers after the certification of performance achieved by the Compensation & Human Resources Committee at the meeting following the completion of the applicable performance period.

Disability or Death.    In the event of a termination as the result of the disability or death of a named executive officer, the named executive officer, or his or her beneficiary, would be entitled to or, in the case of annual cash incentive awards and performance share awards, may receive upon approval by the Compensation & Human Resources Committee, the following additional payments and benefits:

•	Immediate vesting of all outstanding stock options held as of the termination date and stock options may be exercised for a period of up to one year (or the remaining term of the option, whichever is shorter) after the termination date;

•	Prorated payment of an outstanding annual cash incentive award if the termination of the named executive officer is prior to the date payment is made in settlement of the annual cash incentive award, but only (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the fiscal year performance period that was completed as of the termination date; and

•	Prorated payment of outstanding performance share awards if the named executive officer was employed for at least one fiscal year of our current three-fiscal year performance period, but only (i) if threshold levels are met and at the percentage of the target achieved and (ii) in an amount that is proportionate to the portion of the performance period based on the number of months or years that the named executive officer was employed or performed services during the performance period as of the named executive officer’s termination date.

Any such payment for any prorated annual cash incentive or performance share awards would be made at the same time payments are made to our other executive officers after the certification of performance achieved by the Compensation & Human Resources Committee at the meeting following the completion of the applicable performance period.

Involuntary Termination by Toro.    Since our named executive officers do not have employment or severance agreements or arrangements other than as provided for in our CIC policy, we would not be obligated to provide any additional payments or benefits to our named executive officers in the event of an involuntary termination of employment by us. Any negotiated separation arrangement typically requires that the named executive officer sign a release and waiver of claims and comply with confidentiality and non-compete restrictions.

Termination by Toro for Cause.    In the event of a termination of a named executive officer’s employment by us for cause, we would not be obligated to provide any additional payments or benefits to the executive. In addition, we may have certain clawback rights, as described below under “Clawback Provisions.”

Change in Control.    We have a CIC policy generally applicable to our executive officers. Our CIC policy incorporates a “double trigger” mechanism and provides for a cash severance payment and certain other benefits if within three years after a change in control the named executive officer’s employment is terminated by us without just cause or the named executive officer terminates his or her employment for good reason, or if such termination occurs at the request of a third party who had taken steps reasonably calculated to effect the change in control. The payments and benefits the named executive officer would be entitled to receive include:

•	a lump sum cash severance payment equal to two times (or three times for the CEO) the sum of the named executive officer’s then current annual base salary and target annual cash incentive award;

•	a lump sum cash payment in an amount equal to the named executive officer’s pro-rated target annual cash incentive award for the fiscal year in which the termination date occurs, reduced by any amounts paid under the terms of the applicable equity compensation policy for the same period of time;

•	eligibility for continuation coverage under our medical, dental and other group health plans for a period of three years following the termination date and reimbursement for any costs incurred in securing such continuation coverage that are in excess of costs that would have been incurred by the named executive officer immediately prior to his or her termination date to obtain such coverage; and

•	two years of outplacement services.

Our CIC policy does not provide a “gross-up” for 280G excise tax and, as a condition to the payment of any severance payment, the named executive officer must execute a release of claims against us. If a change in control, as generally defined below, has not occurred, our Board may terminate our CIC policy after two years’ advance notice of such termination.

In addition to our CIC policy, our Amended and Restated 2010 Plan and The Toro Company 2000 Stock Option Plan, as amended, or 2000 Plan, as applicable, provide that if we experience a change in control, as generally defined below, whether or not there is a qualifying termination of employment:

•	all stock options immediately vest, become exercisable in full and, pursuant to the Amended and Restated 2010 Plan, remain exercisable for their remaining term following the change in control, or, pursuant to the 2000 Plan, remain exercisable for three years (provided that in no event will three years extend beyond the remaining term of the option);

•	all outstanding annual cash incentive awards for performance periods in progress at the time of the change in control immediately vest and become immediately payable at target in cash;

•	all outstanding performance share awards for performance periods in progress at the time of the change in control immediately vest and become payable at maximum levels of performance in shares of our common stock, provided, however, that the CIC policy provides that for executive officers covered by the CIC policy, any such performance share awards are payable at target (not in full or at maximum); and

•	all outstanding shares of restricted stock and restricted stock unit awards immediately vest and become non-forfeitable or issuable, as the case may be.

Alternatively, the Compensation & Human Resources Committee may elect to terminate such options, restricted stock awards, restricted stock unit awards or performance share awards in exchange for a cash payment for each option, restricted stock, restricted stock unit or performance share award in an amount equal to the excess, if any, between the consideration received by shareholders of our Company for shares of our Company in connection with the change in control and the exercise or purchase price, if any, of the option, restricted stock, restricted stock unit award or performance share award, multiplied by the number of shares subject to such option or award. Our Amended and Restated 2010 Plan and 2000 Plan do not provide a “gross-up” for 280G excise tax, but do provide for a reduction of payments if such payments would result in lower after-tax income taking into consideration the 280G excise tax.

For purposes of our CIC policy, Amended and Restated 2010 Plan, 2000 Plan and 2000 Directors Stock Plan, and subject to limited exceptions, a “change in control” occurs if:

•	another person becomes the beneficial owner of a specified percentage of our then-outstanding common stock or the combined voting power of our then-outstanding voting stock, which is 20% under the Amended and Restated 2010 Plan and CIC policy and 15% under the 2000 Plan and 2000 Directors Stock Plan;

•	a majority of our Board becomes comprised of persons other than those for whom election proxies have been solicited by our Board;

•	the completion of certain business combinations, including a reorganization, merger, consolidation, the sale of all or substantially all of our assets or the acquisition by us of assets or stock of another entity, where the shareholders before the business combination fail to beneficially own and have voting power for more than 50% of our Company or the resulting company after the business combination; or

•	our shareholders approve a complete liquidation or dissolution of our Company.

Additionally, under our nonqualified deferred compensation and retirement plans, upon the occurrence of a change in control, we must transfer cash or property to a “rabbi” trust for the benefit of plan participants in an amount sufficient to cause the trust to be funded at a level equal to the present value of all accumulated or accrued benefits then payable to or on behalf of plan participants.

Potential Payments Upon Termination or Change In Control.    The following table quantifies the payments and benefits for which the amount, vesting or time of payment is altered by each of the foregoing termination of employment or change in control situations. For purposes of quantifying payments and benefits, amounts are calculated (i) for each named executive officer as if the termination or change in control occurred on October 31, 2017, the last business day of our 2017 fiscal year; and (ii) using a per share value of $62.85, which represents the closing price of our common stock, as reported on the NYSE, on October 31, 2017. Material assumptions used in calculating the estimated payments and benefits are described in footnotes to the table.

					Change in Control
Name/Payment Type	Voluntary Resignation/ Retirement(1) ($)	Disability or Death ($)	Involuntary Termination by Toro ($)	Termination by Toro for Cause ($)	No Termination Event ($)	Termination Without Cause by Toro or by Executive for Good Reason ($)
Richard M. Olson
Cash Severance Payment(2)	$0	$0	$0	$0	$0	$4,650,000
Unvested & Accelerated Stock Options(3)	$0	$1,674,577	$0	$0	$1,674,577	$1,674,577
Accelerated Performance Share Award Payouts	$0	$1,367,176(4)	$0	$0	$2,583,135(5)	$2,583,135(5)
Welfare Plan Benefits(6)	$0	$0	$0	$0	$0	$58,722
Outplacement Services(7)	$0	$0	$0	$0	$0	$30,000

Total	$0	$3,041,753	$0	$0	$4,257,712	$8,996,434
Renee J. Peterson
Cash Severance Payment(2)	$0	$0	$0	$0	$0	$1,767,500
Unvested & Accelerated Stock Options(3)	$0	$1,258,998	$0	$0	$1,258,998	$1,258,998
Accelerated Performance Share Award Payouts	$0	$771,609(4)	$0	$0	$1,250,715(5)	$1,250,715(5)
Welfare Plan Benefits(6)	$0	$0	$0	$0	$0	$57,654
Outplacement Services(7)	$0	$0	$0	$0	$0	$30,000

Total	$0	$2,030,607	$0	$0	$2,509,713	$4,364,867

					Change in Control
Name/Payment Type	Voluntary Resignation/ Retirement(1) ($)	Disability or Death ($)	Involuntary Termination by Toro ($)	Termination by Toro for Cause ($)	No Termination Event ($)	Termination Without Cause by Toro or by Executive for Good Reason ($)
Michael J. Hoffman(8)
Cash Severance Payment	$0	$0	$0	$0	$0	$0
Unvested & Accelerated Stock Options(3)	$0	$3,966,910	$0	$0	$3,966,910	$3,966,910
Accelerated Performance Share Award Payouts	$1,888,831(4)	$1,888,831(4)	$0	$0	$4,927,440(5)	$4,927,440(5)
Welfare Plan Benefits	$0	$0	$0	$0	$0	$0
Outplacement Services	$0	$0	$0	$0	$0	$0
Perquisites(9)	$39,098	$0	$0	$0	$0	$0

Total	$1,927,929	$5,855,741	$0	$0	$8,894,350	$8,894,350
William E. Brown, Jr.
Cash Severance Payment(2)	$0	$0	$0	$0	$0	$1,425,600
Unvested & Accelerated Stock Options(3)	$0	$791,499	$0	$0	$791,499	$791,499
Unvested & Accelerated Restricted Stock Units(10)	$0	$0	$0	$0	$517,444	$517,444
Accelerated Performance Share Award Payouts	$499,909(4)	$499,909(4)	$0	$0	$823,335(5)	$823,335(5)
Welfare Plan Benefits(6)	$0	$0	$0	$0	$0	$57,363
Outplacement Services(7)	$0	$0	$0	$0	$0	$30,000
Perquisites(9)	$30,168	$0	$0	$0	$0	$0

Total	$530,077	$1,291,408	$0	$0	$2,132,278	$3,645,241
Timothy P. Dordell
Cash Severance Payment(2)	$0	$0	$0	$0	$0	$1,360,000
Unvested & Accelerated Stock Options(3)	$0	$777,924	$0	$0	$777,924	$777,924
Accelerated Performance Share Award Payouts	$472,695(4)	$472,695(4)	$0	$0	$779,340(5)	$779,340(5)
Welfare Plan Benefits(6)	$0	$0	$0	$0	$0	$40,590
Outplacement Services(7)	$0	$0	$0	$0	$0	$30,000
Perquisites(9)	$37,071	$0	$0	$0	$0	$0

Total	$509,766	$1,250,619	$0	$0	$1,557,264	$2,987,854

(1)	Messrs. Hoffman, Brown and Dordell are the only named executive officers who met the retirement criteria on October 31, 2017. Mr. Hoffman retired as Executive Chairman on November 3, 2017.

(2)	Amount reported represents two times (three times for Mr. Olson since he was CEO on October 31, 2017) the sum of the named executive officer’s (a) then current annual base salary (based on twelve times the highest monthly base salary paid to the named executive officer during the fiscal year ended October 31, 2017) and (b) then current target annual cash incentive award.

(3)	Amount reported represents the value of the automatic acceleration of vesting of unvested stock options. All amounts are based on the difference between: (a) the market price of our common stock underlying the unvested stock options as of October 31, 2017, and (b) the exercise price of the stock options. Because each of Messrs. Hoffman, Brown and Dordell meets the retirement criteria on October 31, 2017, any unvested stock options held would continue to vest for four additional years, but such extended vesting is not quantified in the above table, “Voluntary Resignation / Retirement” column.

(4)	Amount reported represents the value of the future payout of two-thirds of the named executive officer’s fiscal 2016 to fiscal 2018 performance share awards (based on two years of the three-year performance period completed as of October 31, 2017) and one-third of the named executive officer’s fiscal 2017 to fiscal 2019 performance share awards (based on the completion of one year of the three-year performance period completed as of October 31, 2017), assuming that the Compensation & Human Resources Committee approves the payout at financial plan levels of performance.

(5)	Amounts reported represents the value of the immediate payout of the applicable number of shares of our common stock that the named executive officer would have been entitled to receive as payout for performance share awards for each of the fiscal 2016 to fiscal 2018 performance period and the fiscal 2017 to fiscal 2019 performance period. The value is based on: (a) the number of outstanding performance share awards at target (maximum for Mr. Hoffman as he was no longer covered under the CIC Policy) as of October 31, 2017, multiplied by (b) the market price of our common stock on October 31, 2017.

(6)	Amount reported represents the estimated value of the welfare plan benefits for a three-year period based on our premium levels in effect on October 31, 2017.

(7)	Amount reported is based on the assumption that we would incur a $30,000 one-time cost for outplacement services to be provided for the two-year period.

(8)	As Executive Chairman, pursuant to the applicable definition of “Executive” in the CIC policy, Mr. Hoffman was no longer covered under the CIC policy. As a result, the payments and benefits in connection with a change in control of us provided by the CIC policy for cash severance, welfare plan benefits and outplacement services were not applicable to him during fiscal 2017. However, the change in control provisions provided by our Amended and Restated 2010 Plan and 2000 Plan, as applicable, continue to apply to awards granted to Mr. Hoffman under such plans.

(9)	Amount reported represents the value of (a) one additional year of financial planning services, (b) one additional executive physical, and (c) twelve additional months of automobile lease payments.

(10)	Amount reported represents the value of the automatic acceleration of the vesting of unvested restricted stock units and is based on the number of shares of common stock underlying the unvested restricted stock units multiplied by the market price of our common stock as of October 31, 2017.

Clawback Provisions.    Our 2000 Plan and the related stock option agreements contain a “clawback” provision which provides that if, within one year after the termination of employment the participant is employed or retained by or renders services to a competitor, violates any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights or engages in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of our Company, we have the right to cancel, rescind or restrict all stock options held by such participant and granted under the 2000 Plan and demand the return of the economic value of any stock option which was realized or obtained by such participant during the period beginning on the date that is 12 months prior to the date of termination to the date of the last exercise.

In addition, under the Amended and Restated 2010 Plan and related award agreements, if a participant is determined by the Compensation & Human Resources Committee to have taken any adverse action similar to those actions described above, all rights of such participant under the Amended and Restated 2010 Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and the Committee may require the executive to surrender and return to our Company any shares received, and/or to disgorge any profits or any other economic value made or realized by the participant during the period beginning one year prior to the participant’s termination of employment or other service with our Company or any affiliate or subsidiary, in connection with any awards or any shares issued upon the exercise or vesting of any awards granted under such plan. In addition, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 must reimburse us for the amount of any award received by such individual under the Amended and Restated 2010 Plan during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. These clawback provisions are in addition to any automatic clawback or forfeiture law, rule or regulation of which our named executive officers may be subject, including under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act, as well as any policy that may be adopted by us.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of our common stock that may be issued under our equity compensation plans as of October 31, 2017, the last day of fiscal 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,148,269(1)	$26.22(2)	5,517,897(3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	5,148,269(1)	$26.22(2)	5,517,897(3)

(1)	Amount includes: 579,664 outstanding stock options under the 2000 Plan; 76,128 outstanding stock options under the 2000 Directors Stock Plan; 3,803,903 outstanding stock options under the Amended and Restated 2010 Plan; 124,272 outstanding restricted stock unit awards under the Amended and Restated 2010 Plan, including share dividend equivalents that have been issued on such outstanding restricted stock units; and 564,302 outstanding performance share awards under the 2010 Plan, assuming a maximum level of achievement. The actual number of shares that will be issued under the performance share awards is determined by the level of achievement of performance goals.

(2)	Performance share awards and restricted stock units do not have exercise prices and, therefore, have been excluded from the weighted-average exercise price calculation in column (b).

(3)	Amount represents shares available for future issuance upon awards that may be granted under the Amended and Restated 2010 Plan, which includes: 11,000,000 shares approved by our shareholders at the Annual Meeting of Shareholders held on March 16, 2010; 600,000 shares approved by our shareholders at the Annual Meeting of Shareholders held on March 17, 2015; and 796,486 shares that were subject to outstanding awards under the 2000 Plan, The Toro Company Performance Share Plan and the 2000 Directors Stock Plan (collectively, the “Prior Plans”) as of March 16, 2010, the date of adoption of the 2010 Plan, but only to the extent such outstanding awards under the Prior Plans were forfeited, expired or otherwise terminated without the issuance of such shares (the “Carryover Shares”) consisting of (a) 52,632 shares that were previously subject to awards under the 2000 Plan plus (b) 738,818 shares that were previously subject to awards under The Toro Company Performance Share Plan plus (c) 5,036 shares that were previously subject to awards under the 2000 Directors Stock Plan, less any shares issued or surrendered and not again available for issuance under the Amended and Restated 2010 Plan. The Carryover Shares may now be issued under the Amended and Restated 2010 Plan.

OTHER INFORMATION

Shareholder Proposals and Director Nominations for the 2019 Annual Meeting

The 2019 Annual Meeting of Shareholders is expected to be held on March 19, 2019. In order for a shareholder proposal to be included in our proxy statement for the 2019 Annual Meeting, (i) our Vice President, Secretary and General Counsel must receive such proposal no later than the close of business on October 9, 2018, unless the date of the 2019 Annual Meeting is delayed by more than 30 calendar days; and (ii) such proposal must satisfy all of the requirements of, and not otherwise be permitted to be excluded under, Rule 14a-8 promulgated by the SEC and our Amended and Restated Bylaws.

Under our current Amended and Restated Bylaws, in order for a shareholder to nominate one or more persons for election to the Board at the 2019 Annual Meeting of Shareholders or propose any other business to be brought before the 2019 Annual Meeting, complete and timely notice must be given in writing and in proper form to our Vice President, Secretary and General Counsel not later than December 20, 2018, nor earlier than November 20, 2018. However, if the date of the 2019 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the 2018 Annual Meeting of Shareholders, such notice must be delivered not earlier than the 120th day prior to the date of the rescheduled 2019 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the rescheduled 2019 Annual Meeting or the 10th day following the day on which we first make a public announcement of the date of the rescheduled 2019 Annual Meeting. Any notice must contain the specific information required by our Amended and Restated Bylaws, including, among other things, information about: any proposed nominee and his or her relationships with the shareholder submitting the nomination; any agreements, arrangements or understandings the shareholder may have with any proposed nominee or other parties relating to the nomination or other proposal; and the interests that the shareholder has related to our Company and its shares, including as a result of, among other things, derivative securities, voting arrangements or short positions. Such information must be updated as of the record date for the 2019 Annual Meeting and as of the date that is 10 business days prior to the date of the 2019 Annual Meeting. This summary information regarding our Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws. A copy of our Amended and Restated Bylaws can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). If a nomination or proposal is not timely and properly made in accordance with the procedures set forth in our Amended and Restated Bylaws, or does not contain the specific information required by our Amended and Restated Bylaws, such nomination or proposal will be defective and will not be brought before the 2019 Annual Meeting. If a nomination or proposal is nonetheless brought before the 2019 Annual Meeting and the Chairman does not exercise the power and duty to declare the nomination or proposal defective, the persons named in the proxy may use their discretionary voting with respect to such nomination or proposal.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one set of these documents may have been sent to multiple shareholders at a shared address. Additional copies of this proxy statement and our Annual Report on Form 10-K are available upon request to our Vice President, Secretary and General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, by telephone at 888-237-3054, or by e-mail to invest@toro.com. These documents also may be downloaded and printed from our website at www.thetorocompany.com/proxy. Any shareholder who wants to receive separate copies of our proxy statement and annual report in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact his, her or its bank, broker or other nominee record holder.

Annual Report

A copy of Toro’s Annual Report on Form 10-K for the fiscal year ended October 31, 2017, as filed with the SEC, will be sent to any shareholder, without charge, upon written request to our Vice President, Secretary and General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196. You also may obtain our Annual Report on Form 10-K on the Internet at the SEC’s website, www.sec.gov, or on our website at www.thetorocompany.com/proxy. Our Fiscal Year 2017 Annual Report, which contains information about our business but is not part of our disclosure deemed to be filed with the SEC, also is available on our website at www.thetorocompany.com/proxy.

Cost and Method of Solicitation

We will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to beneficial owners of our common stock. We will reimburse these third-parties for reasonable out-of-pocket expenses. In addition to solicitation by mail, our non-employee directors, executive officers and other employees may solicit proxies by telephone, electronic transmission and personally. Our non-employee directors, executive officers and other employees will not receive compensation for such services other than regular non-employee director or employee compensation. We have retained Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut, 06902, for an estimated fee of $8,000, plus out of pocket expenses, to assist in distributing proxy materials and soliciting proxies in connection with our 2018 Annual Meeting of Shareholders.

Dated: February 6, 2018

BY ORDER OF THE BOARD OF DIRECTORS

TIMOTHY P. DORDELL
Vice President, Secretary and General Counsel

THE TORO COMPANY 8111 LYNDALE AVENUE SOUTH BLOOMINGTON, MN 55420-1196

VOTE BY INTERNET - www.proxyvote.com or scan the QR code above

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 19, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by The Toro Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 19, 2018. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E35737-P00772-Z71588                    KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — —— — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE TORO COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1. Election of Directors	☐	☐	☐
Nominees:
01) Janet K. Cooper
02) Gary L. Ellis
03) Gregg W. Steinhafel
04) Michael G. Vale, Ph.D.
The Board of Directors recommends you vote FOR proposals 2 and 3.					For	Against	Abstain

2. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2018.					☐	☐	☐

3. Approval of, on an advisory basis, our executive compensation.					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

For address changes, mark here. (see reverse for instructions)			☐

Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

THE TORO COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, March 20, 2018

1:30 p.m. CDT

The Toro Company

8111 Lyndale Avenue South

Bloomington, MN 55420

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement for the Annual Meeting of Shareholders on March 20, 2018, and

our 2017 Annual Report are available at www.thetorocompany.com/proxy

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E35738-P00772-Z71588

The Toro Company 8111 Lyndale Ave South Bloomington, MN 55420	Proxy

This Proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on March 20, 2018.

The shares of stock held in this account will be voted as you specify on the reverse side or by telephone or Internet. Shares held in employee benefit plans for which a Proxy is not received will be voted by the trustee in the same proportion as votes actually cast by plan participants.

If no choice is specified, the Proxy will be voted “For” all nominees for Director and “For” Proposals 2 and 3.

By signing, dating and returning this proxy card, you revoke all prior proxies, including any Proxy previously given by telephone or Internet, and appoint R. M. Olson and T. P. Dordell, or either of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

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